Exhibit 2.2

[Execution Version]

___________________________________

ST. RENATUS, LLC

___________________________________

Third Amended and Restated
LIMITED LIABILITY COMPANY AGREEMENT

Effective as of February 13, 2017

THE LLC INTERESTS AND UNITS REPRESENTED BY THIS THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

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ARTICLE I CERTAIN DEFINITIONS		2

ARTICLE II ORGANIZATIONAL MATTERS		10
2.1	Formation of LLC	10
2.2	LLC Certificate	10
2.3	Limited Liability Company Agreement	11
2.4	Name	11
2.5	Purpose	11
2.6	Authority of the LLC	11
2.7	Principal Office; Registered Office	11
2.8	Term	11
2.9	No State-Law Partnership	11

ARTICLE III UNITS; CAPITAL ACCOUNTS		12
3.1	Unitholders	12
3.2	Additional Contributions	12
3.3	Issuance of Additional Units and Interests	12
3.4	Procedures for Admitting Additional Members	13
3.5	Capital Accounts	13
3.6	Negative Capital Accounts	14
3.7	No Withdrawal	14
3.8	Loans From Unitholders	14
3.9	Certification of Units	15
3.10	Fractional Units	15
3.11	Unit Incentive Plan	15

ARTICLE IV DISTRIBUTIONS; REDEMPTIONS AND ALLOCATIONS		16
4.1	Distributions	16
4.2	Allocations	18
4.3	Special Allocations	18
4.4	Tax Allocations	20
4.5	Indemnification and Reimbursement for Payments on Behalf of a Unitholder	20
4.6	Change in Unitholder’s LLC Interests	21

ARTICLE V MANAGEMENT		21
5.1	Management by the Board of Directors	21
5.2	Composition and Election of the Board of Directors	22
5.3	Board Meetings and Actions by Written Consent	24
5.4	Committees; Delegation of Authority and Duties	25
5.5	Officers	26
5.6	Purchase of Units	26
5.7	Limitation of Liability	27
5.8	Indemnification	27
5.9	Conversion to Corporate Form; Public Offering	28

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ARTICLE VI GENERAL RIGHTS AND OBLIGATIONS OF UNITHOLDERS		28
6.1	Limitation of Liability	28
6.2	Lack of Authority	29
6.3	No Right of Partition	29
6.4	Unitholders Right to Act	29
6.5	Investment Opportunities and Conflicts of Interest	29
6.6	Corporate Opportunities	30
6.7	Confidentiality	31
6.8	No Preemptive Rights	32

ARTICLE VII BOOKS, RECORDS, ACCOUNTING AND REPORTS		32
7.1	Records and Accounting	32
7.2	Fiscal Year	32
7.3	Reports	32
7.4	Transmission of Communications	33

ARTICLE VIII TAX MATTERS		33
8.1	Preparation of Tax Returns	33
8.2	Tax Elections	34
8.3	Tax Controversies	34

ARTICLE IX TRANSFER OF LLC INTERESTS		34
9.1	Transfers by Unitholders	34
9.2	Tag-Along Rights with Majority Members	36
9.3	Approved Sale of the LLC; Drag-Along	37
9.4	Effect of Assignment	38
9.5	Restriction on Transfer	38
9.6	Transfer Fees and Expenses	38
9.7	Void Transfers	39

ARTICLE X ADMISSION OF MEMBERS		39
10.1	Substituted Members	39
10.2	Additional Members	39
10.3	Optionholders	39

ARTICLE XI WITHDRAWAL AND RESIGNATION OF UNITHOLDERS		39
11.1	Withdrawal and Resignation of Unitholders	39
11.2	Withdrawal of a Unitholder	40

ARTICLE XII DISSOLUTION AND LIQUIDATION		40
12.1	Dissolution	40
12.2	Liquidation and Termination	40
12.3	Cancellation of Certificate	41
12.4	Reasonable Time for Winding Up	41
12.5	Return of Capital	41

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ARTICLE XIII VALUATION		42
13.1	Determination	42
13.2	Fair Market Value	42

ARTICLE XIV GENERAL PROVISIONS		43
14.1	Power of Attorney	43
14.2	Amendments	43
14.3	Title to LLC Assets	43
14.4	Remedies	43
14.5	Attorneys’ Fees	44
14.6	Group Ownership of Units	44
14.7	Successors and Assigns	44
14.8	Severability	44
14.9	Counterparts	44
14.10	Descriptive Headings; Interpretation	44
14.11	Applicable Law	45
14.12	Addresses and Notices	45
14.13	Creditors	45
14.14	Waiver	45
14.15	Further Action	45
14.16	Offset	46
14.17	Entire Agreement	46
14.18	Delivery by Facsimile	46
14.19	Survival	46

SCHEDULE A	FOUNDING MEMBERS, ADVISOR MEMBERS AND EMPLOYEES, OTHER UNITHOLDERS

EXHIBIT I	FORM OF JOINDER AGREEMENT

EXHIBIT II	FORM OF REGISTRATION RIGHTS AGREEMENT

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ST. RENATUS, LLC

THIRD AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT

THIS THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”), dated effective as of February 13, 2017 (the “Effective Date”), is entered into by and among St. Renatus, LLC, a Delaware limited liability company (the “LLC”), the Founding Members (as defined below), the Advisor Members (as defined below) and any Additional Members (as defined below) admitted to the LLC on or prior to the Effective Date or who may subsequently be admitted to the LLC after the Effective Date.

WHEREAS, the LLC was formed on September 6, 2006 under the Delaware Act;

WHEREAS, the Founding Members and certain of the Advisor Members were all of the Members of the LLC upon its formation and they had chosen to operate the LLC under the provisions of the Delaware Act (as defined below) prior to the effective date of the LLC’s original Limited Liability Company Agreement dated January 1, 2008 (the “Original LLC Agreement”) as amended by the First Amended and Restated Limited Liability Company Agreement dated January 1, 2009 (the “First Prior LLC Agreement”);

WHEREAS, the Founding Members and Advisor Members who executed the Original LLC Agreement were all of the Members of the Company at that time and they adopted the First Prior LLC Agreement (pursuant to Section 14.2 of the Original LLC Agreement) as the Limited Liability Company Agreement of the LLC;

WHEREAS, the Founding Members and Advisor Members with voting rights desired to amend the First Prior LLC Agreement pursuant to Section 14.2 thereof and adopted the Second Amended and Restated Limited Liability Company Agreement dated October 16, 2009 (the “Second Prior LLC Agreement”) as the Limited Liability Company Agreement of the LLC as of the Effective Date thereof to be binding on the Founding Members, the Advisor Members, the Additional Members and Unitholders subsequently admitted to the LLC after the effective date of the Original LLC Agreement, First Prior LLC Agreement and Second Prior LLC Agreement; and

WHEREAS, since the effective date of the Second Prior LLC Agreement of October 16, 2009, a number of amendments have been approved by the Members and the Board of Directors and the Board of Directors instructed management to prepare this Agreement to comprehensively restate the Company’s Limited Liability Company Agreement effective as of the date first set forth above.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Capitalized terms used but not otherwise defined herein shall have the following meanings:

“Additional Member” means a Person admitted to the LLC as a Member and Unitholder pursuant to Section 10.2.

“Additional Securities” shall have the meaning set forth in Section 3.3.

“Adjusted Capital Account Deficit” means with respect to any Capital Account as of the end of any Taxable Year, the amount by which the balance in such Capital Account is less than zero. For this purpose, such Person’s Capital Account balance shall be

(a)     reduced for any items described in Treasury Regulation Section  1.704-1(b)(2)(ii)(d)(4), (5), and (6), and

(b)     increased for any amount such Person is obligated to contribute or is treated as being obligated to contribute to the LLC pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (relating to partner liabilities to a partnership) or 1.704-2(g)(1) and 1.704-2(i) (relating to minimum gain).

“Advisor Member” or “Advisor Members” means those Members so identified on Schedule A or in the books and records of the LLC, each of whom received a Restricted Profits Interest in the LLC at the time set forth in the LLC’s books and records, and such other Persons who may be admitted as Advisor Members after the Effective Date hereof. The Board will determine whether Advisor Members hold voting or non-voting Units. As of the Effective Date, all of the Incentive Units held by Advisor Members who are also Directors or former Directors of the Company are voting Units. All other Incentive Units are non-voting units.

“Affiliate” of any particular Person means (i) any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise, and (ii) if such Person is a partnership, any partner thereof.

“Agreement” has the meaning set forth in the Preamble.

“Approved Sale” has the meaning set forth in Section 9.3(a).

“Assignee” means a Person to whom an LLC Interest has been transferred in accordance with the terms of this Agreement and the other agreements contemplated hereby, but who has not become a Member pursuant to Article X.

“Authorization Date” has the meaning set forth in Section 9.1(d).

“Board” means the Board of Directors established pursuant to Section 5.2.

“Book Value” means, with respect to any LLC property, the LLC’s adjusted basis for federal income tax purposes, adjusted from time to time to reflect the adjustments required or permitted by Treasury Regulation Section 1.704-1(b)(2)(iv)(d)-(g).

“Capital Account” means the capital account maintained for a Member pursuant to Section 3.5.

“Capital Contributions” means any cash, cash equivalents, promissory obligations, or the Fair Market Value of other property which a Unitholder contributes or is deemed to have contributed to the LLC with respect to any Unit pursuant to Sections 3.1, 3.2. or 3.3.

“Cause” means (i) an intentional act of fraud, embezzlement, theft or any other material violation of law that occurs during or in the course of providing services to the Company; (ii) intentional disclosure of the Company’s confidential information contrary to the Company’s policies; (iii) intentional engagement in any competitive activity not allowed under this Agreement or which would constitute a breach of the service provider’s duty of loyalty or of any obligations under any written agreement such person may have with the Company; and (iv) the willful and continued failure to substantially perform the specified duties for the Company (other than as a result of incapacity due to death or physical or mental illness). For purposes of determining Cause, any act, or a failure to act, shall not be deemed willful or intentional, as those terms are used above, unless it is done, or omitted to be done, by the service provider in bad faith or without a reasonable belief that the action or omission was in the best interest of the Company. “Cause” also includes any of the above grounds for dismissal regardless of whether the Company learns of it before or after termination of the service provider.

“CEO” has the meaning set forth in Section 3.1.

“Certificate” means the LLC’s Certificate of Formation as filed with the Secretary of State of Delaware.

“Chairman” has the meaning set forth in Section 5.3(e).

“Code” means the United States Internal Revenue Code of 1986, as amended. Such term shall, at the Board’s sole discretion, be deemed to include any future amendments to the Code and any corresponding provisions of succeeding Code provisions (whether or not such amendments and corresponding provisions are mandatory or discretionary; provided, however, that if they are discretionary, the term “Code” shall not include them if including them would have a material adverse effect on any Unitholder).

“Common Unit” means a Unit representing a fractional part of the LLC Interests of the Unitholders and having the rights and obligations specified with respect to Common Units in this Agreement. Common Units are voting Units, except to the extent (i) the Board determines that Common Units issued to or to be issued to Advisor Members are non-voting Units or are to be converted into non-voting or voting units as the case may be, (ii) the Board determines to issue non-voting Units to one or more Unitholders and such non-voting status is disclosed in the related offering materials, (iii) the Founding Members assign Common Units on or after January 1, 2014 or issue warrants to acquire their Common Units, which Common Units shall immediately be non-voting Common Units in the hands of the transferee or (iv) as otherwise provided with respect to certain Units pursuant to Section 9.1(f).

“Common Unitholder” means a holder of Common Units.

“Convertible Securities” means any unit or securities directly or indirectly convertible into or exchangeable for Common Units.

“Confidential Information” has the meaning set forth in Section 6.7.

“Corporate Opportunity” has the meaning set forth in Section 6.6.

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del.L. § 18-101, et seq., as it may be amended from time to time, and any successor to the Delaware Act.

“Director” means a current Director on the Board appointed in the manner provided for in Article V, who, for purposes of the Delaware Act, will be deemed a “manager” (as defined in the Delaware Act) but will be subject to the rights, obligations, limitations and duties set forth in this Agreement.

“Distribution” means each distribution made by the LLC to a Unitholder pursuant to Sections 4.1 or 12.2, whether in cash, property or securities of the LLC and whether by ordinary distribution, Tax Distribution, liquidating distribution, or otherwise; provided that any recapitalization or exchange or conversion of securities of the LLC, and any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Units shall not be deemed a Distribution.

“Election Period” has the meaning set forth in Section 9.1(d).

“Effective Date” has the meaning set forth in the Preamble.

“Equity Securities” means (i) Units or other equity interests in the LLC or a corporate successor (including other classes or groups thereof having such relative rights, powers, and duties as may from time to time be established by the Board, including rights, powers, and/or duties senior to existing classes and groups of Units and other equity interests in the LLC), (ii) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into Units or other equity interests in the LLC, and (iii) warrants, options or other rights to purchase or otherwise acquire Units or other equity interests in the LLC.

“Event of Withdrawal” means the death, retirement, resignation, expulsion, bankruptcy or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member in the LLC. Pursuant to Section 12.1, an Event of Withdrawal will not cause a dissolution of the LLC, and no Member shall be entitled to any payment or distribution upon the occurrence of such an Event of Withdrawal other than as otherwise expressly provided for herein.

“Family Group” means, with respect to any Unitholder who is a natural person, such Unitholder’s spouse and descendants (whether natural or adopted) and any trust solely for the benefit of such Unitholder and/or such Unitholder’s spouse and/or descendants.

“Fair Market Value” means, with respect to any asset or equity interest, its fair market value determined according to Article XIII.

“First Prior LLC Agreement” has the meaning set forth in the Preamble hereto.

“Fiscal Quarter” means each calendar quarter ending March 31, June 30, September 30, and December 31.

“Fiscal Year” means the LLC’s annual accounting period established pursuant to Section 7.2.

“Forfeiture Event” means that an Advisor Member or other Person holding Units representing a Restricted Profits Interest has (i) voluntarily resigned from providing services to the LLC, or (ii) been involuntarily terminated by the Company for Cause. The death or disability of an Advisor Member is not a Forfeiture Event.

“Founding Member” or “Founding Members” means Renatus Holdings, LLC, a Colorado limited liability company, and James P. Mulvahill, each of whom owned 470,000 Units as of the effective date of the Original LLC Agreement, and who currently collectively own the number of Units set forth on Schedule A.

“Fully Diluted Units” means, at any time, the number of Units of the LLC outstanding at such time, plus all Units issuable upon conversion or exchange of any Convertible Securities at such time. When any matter or action must be approved by a percentage of Fully Diluted Units, such percentage shall be determined by considering only voting Units, including voting Units issuable upon conversion or exchange of any Convertible Securities.

“Incentive Plan” has the meaning assigned in Section 3.11(a).

“Incentive Units” has the meaning assigned in Section 3.11(a).

“Indemnified Person” has the meaning set forth in Section 5.8.

“Independent Third Party” means any Person who, immediately prior to the contemplated transaction is not a 10% Owner (as defined in the next sentence), is not an Affiliate of any 10% Owner, is not a member of any 10% Owner’s Family Group, and is not a Person who through contract or other arrangements (other than arrangements entered into in connection with the contemplated transactions) would be an Affiliate immediately after the contemplated transaction. “10% Owner” means a Person that owns 10% or more of the outstanding Common Units.

“IPO Entity” has the meaning assigned in Section 5.9(a).

“Joinder Agreement” means an agreement by which a prospective Member or Unitholder executes this Agreement which will be substantially in the form of Exhibit I hereto.

“Liens” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the LLC, any Subsidiary or any Affiliate thereof, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to the LLC, any Subsidiary or any Affiliate under a lease which is not in the nature of a conditional sale or title retention agreement or any subordination arrangement in favor of another Person (other than any subordination arising in the ordinary course of business).

“Liquidation Assets” has the meaning set forth in Section 12.2(b).

“Liquidation FMV” has the meaning set forth in Section 12.2(b).

“Liquidation Statement” has the meaning set forth in Section 12.2(b).

“LLC” means St. Renatus, LLC, a Delaware limited liability company.

“LLC Interest” means the interest of a Unitholder and Member in Profits, Losses, and Distributions.

“LLC Minimum Gain” means the “partnership minimum gain” determined pursuant to Treasury Regulation Section 1.704-2(d).

“Losses” means items of LLC loss and deduction determined according to Section 3.5(b).

“Majority Members” means sufficient Members holding voting Units who collectively hold a Required Interest.

“Member” means each of the Founding Members, the Advisor Members and any Person admitted to the LLC as an Advisor Member, Substituted Member or Additional Member after the effective date of the Original LLC Agreement; but only for so long as such Person is shown on the LLC’s books and records as the owner of one or more Units.

“Nasal Mist” is an intranasal dental anesthetic that is sprayed into the nasal cavity as a needle-free local anesthetic suitable for use involving dental proceedings involving most of the upper teeth.

“Officers” means each person designated as an officer of the LLC to whom authority and duties have been delegated pursuant to Section 5.5, subject to any resolution of the Board appointing such person as an officer or relating to such appointment.

“Original LLC Agreement” has the meaning set forth in the recitals hereto.

“Other Business” has the meaning set forth in Section 6.5.

“Other Unitholders” has the meaning set forth in Section 9.2.

“Partnership Representative” has the meaning set forth in Section 8.3.

“Permitted Transferee” means (i) with respect to any Unitholder who is a natural person, a member of such Unitholder’s Family Group, (ii) with respect to any Unitholder which is an entity, any of such Unitholder’s Affiliates and (iii) any other Person who is a Member and Unitholder.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Profits” means items of LLC income and gain determined according to Section 3.5(b).

“Public Sale” means any sale of Equity Securities to the public pursuant to an offering registered under the Securities Act or to the public through a broker, dealer or market maker pursuant to the provisions of Rule 144 (or any similar provision then in effect) adopted under the Securities Act.

“Registration Rights Agreement” has the meaning assigned in Section 5.9(d).

“Regulatory Allocations” has the meaning set forth in Section 4.3(e).

“Renounced Opportunity” has the meaning set forth in Section 6.6.

“Required Interest” means a majority of the outstanding Common Units entitled to vote.

“Restricted Profits Interest” means a profits interest in the LLC issued to the Advisor Members or such other Persons as determined by the Board on the dates and in the amounts set forth in Board resolutions and the LLC’s books and records, representing an interest in the Profits or Losses and Distributions associated with the number of Units as set forth in the LLC’s books and records. Pursuant to IRS Revenue Procedures 93-27 and 2001-43, each holder of Restricted Profits Interests shall be treated at all times as the owner of the interest in the LLC and as a Member of the LLC (and a partner in a partnership for income tax purposes) with respect to all Units that are represented by Restricted Profits Interests, whether vested or not. The Board intends that all Restricted Profits Interests are to be issued with an initial Section 704(b) Capital Account balance of zero as required by the applicable authorities; however, the Board additionally intends that allocations of income and appreciation of the Company will be allocated first to holders of Restricted Profits Interests in a manner that will adjust their Section 704(b) Capital Accounts to equal the Capital Accounts of investors in Common Units (as the same may be adjusted from time to time pursuant to the governing regulations) as new investors are admitted to the Company or other revaluation events occur, with all such allocations to Restricted Profits Interest holders to be made as promptly as possible consistent with the governing authorities and with subsequent appreciation in value of the Company, including intangible assets. After Restricted Profits Interests have a Section 704(b) Capital Account balance equal to other Common Units they will share equally on per Unit basis with Common Units with respect to subsequent allocations of profits or appreciation. Restricted Profits Interests are subject to the Vesting Schedule and potential forfeiture pursuant to the following sentence until such time as they are vested. Upon the occurrence of a Forfeiture Event prior to vesting with respect to any such Advisor Member or other Person, and except as otherwise may be provided in an employment or consulting agreement approved by the Board, the LLC is hereby authorized to redeem any and all unvested Restricted Profits Interests for a price of $1.00 per Unit and record such forfeiture on the books and records of the LLC upon tendering such amount to the Advisor Member or other Person. The Board will determine whether the Restricted Profits Interests issued to Advisor Members are voting or non-voting Restricted Profits Interests. As of the Effective Date, only Restricted Profits Interests held by Directors or former Directors of the Company are voting Restricted Profits Interests. The Board will also establish all rules regarding Transfers of any Restricted Profits Interests and may limit Transfers in the Board’s sole and absolute discretion.

“Sale of the LLC” means the sale of the LLC to an Independent Third Party or group of Independent Third Parties pursuant to which such party or parties acquire (i) a majority of the outstanding Common Units (whether by merger, consolidation, sale or transfer) or (ii) more than 50% of the LLC’s assets determined on a consolidated basis.

“Sale Notice” has the meaning set forth in Section 9.1(d).

“Second Prior LLC Agreement” has the meaning set forth in the Preamble hereto.

“Section 704(b) Capital Account” has the meaning set forth in Section 3.5(a).

“Securities Act” means the Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Securities Act shall be deemed to include any corresponding provisions of future law.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the LLC.

“Substituted Member” means a Person that is admitted as a Member to the LLC pursuant to Section 10.1.

“Tag-Along Notice” has the meaning set forth in Section 9.2.

“Tax Distribution” has the meaning set forth in Section 4.1(b)(i).

“Tax Matters Partner” has the meaning set forth in Section 8.3.

“Taxable Year” means the LLC’s accounting period for federal income tax purposes determined pursuant to Section 8.2.

“Technology Transfer Agreement” means the Assignment Agreement, dated March 31, 2008, as amended and restated effective July 28, 2008, and, as subsequently amended thereafter, including, without limitation, the amendment effective on January 31, 2014, by which the Company acquired certain patents and other intellectual property from Apollonia, LLC in exchange for certain cash payments and royalty commitments described therein.

“Transaction Documents” means this Agreement, the Joinder Agreement, any subscription agreement and all other agreements, instruments, certificates, and other documents to be entered into or delivered by any Member or Unitholder in connection with the transactions contemplated to be consummated pursuant to this Agreement and any side agreements related to the foregoing.

“Transfer” means any sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest or other direct or indirect disposition or encumbrance of an interest (including by operation of law) or the acts thereof, but excluding conversions of one class of Unit to another class of Unit. The terms “Transferee,” “Transferred,” and other forms of the word “Transfer” shall have correlative meanings.

“Transferring Unitholder” has the meaning set forth in Section 9.1(d).

“Treasury Regulations” means the income tax regulations promulgated under the Code and effective as of the date hereof. Such term shall, at the Board’s sole discretion, be deemed to include any future amendments to such regulations and any corresponding provisions of succeeding regulations (whether or not such amendments and corresponding provisions are mandatory or discretionary; provided, however, that if they are discretionary, the term “Treasury Regulations” shall not include them if including them would have a material adverse effect on any Unitholder).

“Unit” means an LLC Interest of a Member or an Assignee representing a fractional part of the LLC Interests of all Members and Assignees, which, as of the Effective Date are represented entirely by Common Units, including Units held as Restricted Profits Interests which may have a different Section 704(b) Capital Account balance than other Common Units; provided that any class or group of Units issued shall have relative rights, powers, and duties set forth in this Agreement and the LLC Interest represented by such class or group of Units shall be determined in accordance with such relative rights, powers, and duties set forth in this Agreement. The Board will have the power to designate Units issued or to be issued as voting or non-voting Units in the manner provided in the definition of “Common Unit.” Units Transferred by the Founding Members as described in clause (iii) of the definition of “Common Unit” or Transferred pursuant to Section 9.1(f) will also become non-voting Units.

“Unitholder” means any owner of one or more Units who is also a Member as reflected on the LLC’s books and records.

“Unitholder Minimum Gain” has the meaning set forth for “partner nonrecourse debt minimum gain” in Treasury Regulation Section 1.704-2(i).

“Unitholder Nonrecourse Deductions” has the meaning set forth for “partner nonrecourse deductions” in Treasury Regulation Section 1.704-2(i).

“Vesting Schedule” means with respect to Advisor Members or other Persons holding Restricted Profits Interests as of the effective date of the First Prior LLC Agreement, that such Advisor Members continue to provide services to the LLC after the effective date thereof, and such Advisor Members are not subject to a Forfeiture Event with respect to any unvested Units, with such unvested Units issued to such Advisor Members vesting (i) at the rate of twenty-five percent (25%) of total Units originally issued on the last day of 2008, 2009, 2010 and 2011 or (ii) one hundred percent (100%) upon a Sale of the LLC. Vesting Schedules of Restricted Profits Interests issued on or after January 1, 2009 shall be subject to such vesting periods as determined by the Board or pursuant to an employment or consulting agreement approved by the Board and recorded in the books and records of the LLC. The Board may establish such other Vesting Schedules as it may determine upon issuing other Incentive Units.

ARTICLE II

ORGANIZATIONAL MATTERS

2.1     Formation of LLC. The LLC was formed on September 6, 2006, pursuant to the provisions of the Delaware Act.

2.2     LLC Certificate. The Certificate was filed with the Secretary of State of the State of Delaware on September 6, 2006. The Unitholders hereby agree to execute, file and record all such other certificates and documents, including amendments to the Certificate, and to do such other acts as may be appropriate to comply with all requirements for the formation, continuation and operation of a limited liability company, the ownership of property, and the conduct of business under the laws of the State of Delaware and any other jurisdiction in which the LLC may own property or conduct business.

2.3     Limited Liability Company Agreement. The Members have executed this Agreement for the purpose of establishing the affairs of the LLC and the conduct of its business in accordance with the provisions of the Delaware Act. The Unitholders hereby agree that during the term of the LLC set forth in Section 2.8 the rights and obligations of the Unitholders with respect to the LLC will be determined in accordance with the terms and conditions of this Agreement and, except where the Delaware Act provides that such rights and obligations specified in the Delaware Act shall apply “unless otherwise provided in a limited liability company agreement” or words of similar effect and such rights and obligations are set forth in this Agreement, the Delaware Act shall apply; provided that, notwithstanding the foregoing, Section 18-210 of the Delaware Act (entitled “Contractual Appraisal Rights”) shall not apply or be incorporated into this Agreement, and such rights shall only be applicable if so determined by the Board after the Effective Date hereof.

2.4     Name. The name of the LLC shall be “St. Renatus, LLC.” The Board in its sole discretion may change the name of the LLC at any time and from time to time. Notification of any such change shall be given to all Unitholders. The LLC’s business may be conducted under its name and/or any other name or names deemed advisable by the Board.

2.5     Purpose. The purpose and business of the LLC shall be to engage in any lawful act or activity which may be conducted by a limited liability company formed pursuant to the Delaware Act in all activities necessary or incidental to the foregoing including, without limitation, entering into the Technology Transfer Agreement and utilizing the intellectual property acquired thereunder to conduct a research, design, development, manufacturing, marketing and distribution business with respect to Nasal Mist, an intranasal dental anesthetic.

2.6     Authority of the LLC. Subject to the provisions of applicable law, this Agreement and the other agreements contemplated hereby, (i) the LLC may, with the approval of the Board, enter into and perform under any and all documents, agreements and instruments, all without any further act, vote or approval of any Member and (ii) the Board may authorize any Person (including any Member or Officer) to enter into and perform under any document, agreement or instrument on behalf of the LLC.

2.7     Principal Office; Registered Office. The principal office of the LLC shall be located at 1000 Centre Avenue, Fort Collins, Colorado 80526, or at such other place as the Board may from time to time designate, and all business and activities of the LLC shall be deemed to have occurred at its principal office. The LLC may maintain offices at such other place or places as the Board deems advisable. Notification of any such change shall be given to all Unitholders. The address of the registered office of the LLC in the State of Delaware shall be the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the LLC) as the Board may designate from time to time in the manner provided by law. The registered agent for service of process on the LLC in the State of Delaware at such registered office shall be the registered agent named in the Certificate or such Person or Persons as the Board may designate from time to time in the manner provided by law.

2.8     Term. The term of the LLC commenced upon the filing of the Certificate in accordance with the Delaware Act and shall continue in existence until termination and dissolution thereof in accordance with the provisions of Article XII.

2.9     No State-Law Partnership. The Unitholders intend that the LLC not be a partnership (including a limited partnership) or joint venture, and that no Unitholder be a partner or joint venturer of any other Unitholder by virtue of this Agreement (except for tax purposes as set forth in the last sentence of this Section 2.9), and neither this Agreement nor any other document entered into by the LLC or any Unitholder relating to the subject matter hereof shall be construed to suggest otherwise. The Unitholders intend that the LLC shall be treated as a partnership for federal and, if applicable, state or local income tax purposes.

ARTICLE III

UNITS; CAPITAL ACCOUNTS

3.1     Unitholders. Each Unitholder that is a Founding Member has made, or has been deemed to have made, Capital Contributions to the LLC as set forth in the books and records of the LLC in exchange for the Common Units on Schedule A. The LLC is currently authorized to issue a maximum of 2,300,000 Common Units. The LLC has issued or reserved for issuance the number of Common Units as of the Effective Date as set forth on Schedule A and included within this are 400,000 Common Units under the Incentive Plan, including 160,000 Units issued in the form of Restricted Profits Interests to Steven Merrick, the LLC’s Chief Executive Officer and President (the “CEO”) effective upon the CEO’s hiring by the LLC, 225,700 Units which have been issued in the form of Restricted Profits Interests to Advisor Members and other Persons as described on Schedule A and in the Company’s books and records and 1,478 Units that are reserved for future issuance to employees, Directors or other advisors. After the Effective Date of the First Prior LLC Agreement, new Unitholders admitted to the LLC as Members will not be listed on Schedule A hereto, but a list of the names of Unitholders and Members and the Units they own shall be maintained in the books and records of the LLC and shall no longer be included as an attachment to this Agreement. Any reference in this Agreement to Schedule A shall be deemed to be a reference to Schedule A as amended or such list that is in effect from time to time as maintained in the books and records of the LLC. Schedule A data has been revised since the Effective Date to show the most recent data as of the date shown on Schedule A.

3.2     Additional Contributions. No Unitholder will be required to make any contribution to the LLC’s capital in addition to the amounts contributed or deemed contributed pursuant to Section 3.1 above or this Section 3.2. Subject to the foregoing, the Board may determine from time to time that additional capital is necessary or appropriate to enable the LLC to conduct its activities and seek (but not require) additional Capital Contributions from Members and other Persons, on such terms as the Board may propose in its sole discretion.

3.3     Issuance of Additional Units and Interests. Subject to compliance with Section 5.1, and except as otherwise expressly provided in this Agreement, the Board shall have the right to cause the LLC to issue or sell to any Person (including Unitholders and Affiliates) any of the following (which for purposes of this Agreement shall be “Additional Securities”): (i) additional Units or other interests in the LLC (including other classes or series thereof having different rights), (ii) obligations, evidences of indebtedness or Convertible Securities and (iii) warrants, options or other rights to purchase or otherwise acquire Units or other interests in the LLC. Subject to the provisions of this Agreement, the Board shall determine the terms and conditions governing the issuance of such Additional Securities, including the number and designation of such Additional Securities, the preference (with respect to distributions, liquidations or otherwise) over any other Units and any required contributions in connection therewith. In the event of an issuance of any such Additional Securities, this Agreement shall be amended to accommodate the issuance of such Additional Securities. Any Person who acquires Units may be admitted to the LLC as a Member pursuant to the terms of Section 10.2.

3.4     Procedures for Admitting Additional Members. Without limiting the terms contained elsewhere in this Agreement, including, without limitation, Section 3.2, Section 3.3, Section 5.1 and Article X, as a condition to becoming a Member of the LLC, all Additional Members shall execute and deliver to the LLC such instruments, in form and substance satisfactory to the Board as it may deem necessary or desirable to effectuate such admission, as the Board may require, evidencing such Member’s intent to be bound by all of the terms, covenants and conditions of this Agreement, including without limitation a subscription agreement and Joinder Agreement. The initial Capital Contribution of any Additional Member shall be paid in cash or cash equivalents at the time of such Member’s admission into the LLC, or in consideration otherwise acceptable to the Board in its sole discretion. The LLC’s books and records will reflect each Additional Member admitted to the LLC.

3.5      Capital Accounts.

(a)     The LLC shall maintain a separate Capital Account for each Unitholder according to the rules of Treasury Regulation Section 1.704-1(b)(2)(iv), including for all holders of Restricted Profits Interests (“Section 704(b) Capital Accounts”). For this purpose, the LLC will, upon the occurrence of the revaluation events specified in Treasury Regulation Section 1.704-1(b)(2)(iv)(f) (which, for the avoidance of doubt, shall include revaluation of Units held as Restricted Profits Interests upon the receipt of Capital Contributions from new Members of the LLC), increase or decrease the Capital Accounts in accordance with the rules of such regulation and Treasury Regulation Section 1.704-1(b)(2)(iv)(g) to reflect a revaluation of LLC property with related allocations made in accordance with Section 4.4(c). Without limiting the foregoing, each Unitholder’s Capital Account shall be adjusted:

(i)       by adding any additional Capital Contributions made by such Unitholder;

(ii)      by deducting any amounts paid to such Unitholder in connection with the redemption or other repurchase by the LLC of Units;

(iii)     by adding any Profits allocated in favor of such Unitholder and subtracting any Losses allocated in favor of such Unitholder; and

(iv)     by deducting any Distributions paid in cash or other assets to such Unitholder by the LLC.

(b)     For purposes of computing “Profits” or “Losses” hereunder, the amount of any item of LLC income, gain, loss or deduction to be allocated pursuant to Article IV and to be reflected in the Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including any method of depreciation, cost recovery or amortization used for this purpose); provided that:

(i)      The computation of all items of income, gain, loss and deduction shall include those items described in Code Section 705(a)(l)(B) or Code Section 705(a)(2)(B) and Treasury Regulation Section 1.704-1(b)(2)(iv)(i), without regard to the fact that such items are not includable in gross income or are not deductible for federal income tax purposes.

(ii)      If the Book Value of any LLC property is adjusted pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(e) or (f), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property.

(iii)     Items of income, gain, loss or deduction attributable to the disposition of LLC property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the Book Value of such property.

(iv)     Items of depreciation, amortization and other cost recovery deductions with respect to LLC property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the property’s Book Value in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g).

(v)     To the extent an adjustment to the adjusted tax basis of any LLC asset pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

(c)     Transfers. If any LLC Interests (or portions thereof) are transferred in accordance with the terms of this Agreement, the transferee will succeed to the Capital Account of the transferor to the extent it relates to the transferred LLC Interests (or portions thereof).

3.6     Negative Capital Accounts. No Unitholder shall be required to pay to any other Unitholder or the LLC any deficit or negative balance which may exist from time to time in such Unitholder’s Capital Account (including upon and after dissolution of the LLC).

3.7     No Withdrawal. No Person shall be entitled to withdraw any part of such Person’s Capital Contributions or Capital Account or to receive any Distribution from the LLC, except as expressly provided herein or in the other agreements referred to herein.

3.8     Loans From Unitholders. No Member will be required to make loans to the LLC by virtue of being a Unitholder in the LLC. Loans by Unitholders to the LLC shall not be considered Capital Contributions. If any Unitholder shall loan funds to the LLC in excess of the amounts required hereunder to be contributed by such Unitholder to the capital of the LLC, the making of such loans shall not result in any increase in the amount of the Capital Account of such Unitholder. The amount of any such loans shall be a debt of the LLC to such Unitholder and shall be payable or collectible in accordance with the terms and conditions upon which such loans are made.

3.9       Certification of Units. The LLC may in its discretion issue certificates to the Unitholders representing the LLC Interest and Units held by each Unitholder. Any certificates evidencing the LLC Interest and Units shall bear the following legend (or similar legend set forth in the First Prior LLC Agreement or Second Prior LLC Agreement, as applicable) reflecting the restrictions on the transfer of such LLC Interest and Units contained in this Agreement:

“The LLC Units evidenced hereby are subject to the terms of that certain Third Amended and Restated Limited Liability Company Agreement, dated February 13, 2017, as amended, by and among the LLC and certain Unitholders identified therein, including certain restrictions on transfer that may limit the ability to transfer or assign the LLC Units represented hereby. A copy of the Limited Liability Company Agreement has been filed with the Secretary of the LLC and is available upon request.”

The Unitholders acknowledge that stop transfer orders shall be entered with the LLC’s transfer agent and registrar, if any, against the transfer of legended LLC Interests and Units. In addition to the foregoing legends, the certificates representing the LLC Interests and Units shall be subject to such other restrictions as the LLC may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission and any applicable federal or state laws, and the LLC may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

3.10        Fractional Units. The LLC may issue fractional Units.

3.11        Unit Incentive Plan.

(a)     In General. The Members acknowledge that, in connection with the execution of this Agreement, the Board has adopted herein an option, restricted LLC Interest purchase, Restricted Profits Interest issuance or similar plan or arrangement for the benefit of employees, consultants, advisors or members of the Board of the LLC or its Subsidiaries (the “Incentive Plan”). The Incentive Plan provides for not more than 400,000 Common Units to be available for issuance thereunder, subject to increase from time to time by action of the Board, not to exceed twenty percent (20%) of all issued and outstanding and reserved Common Units at any time. In connection with administering the Incentive Plan, the Board is empowered to cause the LLC to sell or grant from time to time to Members or any other Persons, including, without limitation, employees, consultants, advisors and Directors on the Board, Common Units in the LLC in such amounts, with such terms and conditions and in such manner (including, without limitation, restricted Common Unit grants, profits interests or other option or incentive programs) (collectively, the “Incentive Units”) as permitted by this Incentive Plan or otherwise determined by the Board. Incentive Units may be issued in exchange for cash, services performed or to be performed for or on behalf of the LLC, or any of its Affiliates, in-kind contributions of property to the LLC or such other consideration as may be deemed advisable by the Board from time to time. Holders of Incentive Units may be admitted as Additional Members, all upon such terms and subject to such conditions as may be determined by the Board from time to time and as permitted by this Incentive Plan. On or prior to the admission of any Additional Member hereunder, or at such later time as requested by the Board, the proposed Additional Member shall, as a condition to the issuance of Incentive Units to such Member, or the retention of such Incentive Units, execute and deliver to the LLC a Joinder Agreement if such Person is not already a party to this Agreement. Upon such execution and delivery, the books and records of the LLC will include the name of such Additional Member and such individual shall be deemed to be a Member and Unitholder for all purposes of this Agreement.

(b)     Restricted Profits Interests. As of the Effective Date of this Agreement, the Board has chosen to implement the Incentive Plan only through the issuance of Restricted Profits Interests in exchange for past and future services to be provided by the recipients thereof, which Restricted Profits Interests have been issued at various times and in various amounts since the formation of the Company, all as reflected in Board actions and the books and records of the Company. The Board has issued such Restricted Profits Interests with an initial Section 704(b) Capital Account balance of zero as required by applicable regulatory and administrative guidance; however, the Board intends that allocations of income and allocations of appreciation in the value of the Company, including intangible assets, arising subsequent to the issuance of Restricted Profits Interests shall first be allocated to holders of Restricted Profits Interests on a pro rata basis in a manner that will adjust their Section 704(b) Capital Account balances to equal those of investors in the Company who invested cash for Common Units, with such allocations to occur as promptly as possible consistent with the governing authorities allowing for revaluation of Capital Accounts and the amount of appreciation in value of the Company subsequent to the issuance of such Restricted Profits Interests as described in Section 3.5(a). As of the Effective Date hereof, Restricted Profits Interests have been issued to officers, Directors and consultants as set forth in the Company’s books and records. Members holding Restricted Profits Interests are subject to the forfeiture provisions contained in the definition thereof upon the occurrence of a Forfeiture Event while they hold non-vested Restricted Profits Interests. In addition, to the extent that the Code or Treasury Regulations are revised after the Effective Date hereof to provide for special elections, special allocations or other rules, or the Company’s tax advisors determine that other provisions may be necessary to ensure that the LLC’s existing outstanding profits interests retain their status as profits interests and that the LLC can continue to issue “profits interests” or other LLC Interests or Incentive Units to Persons in exchange for services in a manner similar to the Code and Treasury Regulations in effect on the Effective Date, the Board by written resolutions thereof, shall be entitled to adopt resolutions that shall be considered as modifications and amendments to this Agreement without any further consent or approval of any other Members or Unitholders required to make such amendments to this Agreement effective.

ARTICLE IV

DISTRIBUTIONS; REDEMPTIONS AND ALLOCATIONS

4.1      Distributions.

(a)     In General. Except as otherwise set forth in this Section 4.1, the Board may in its sole discretion (but subject to compliance with Section 5.1(b)) make Distributions at any time or from time to time. Except as otherwise set forth in this Section 4.1, each Distribution shall be made to the Unitholders, ratably among such Unitholders based upon the number of outstanding Units held by each such Unitholder immediately prior to such Distribution (including in such Distribution, without limitation, all Units represented by Restricted Profits Interests; provided, however, that to the extent any holder of a Restricted Profits Interest has a Section 704(b) Capital Account balance at the time of such Distribution that has not fully appreciated to the full value of a Common Unit, and such Capital Account balance is less than the Section 704(b) Capital Account balance of a holder of Common Units, such holder of a Restricted Profits Interest shall participate in such Distribution only in an amount proportionate to the amount that their Section 704(b) Capital Account balance bears to the Section 704(b) Capital Account balances of holders of Common Units).

(b)      Tax Distributions.

(i)     Notwithstanding any other provision herein to the contrary, the LLC shall use its best efforts to distribute within 75 days after the end of each Fiscal Quarter of the LLC, to the extent that funds are legally available therefor and would not impair the liquidity of the LLC with respect to working capital, capital expenditures, debt service, reserves or otherwise and would not be prohibited under any credit facility to which the LLC or any Subsidiary is a party, an amount of cash (a “Tax Distribution”) which in the good faith judgment of the Board equals (A) the amount of taxable income allocable to the Unitholders in respect of such Fiscal Quarter, minus the amount of taxable loss allocated to the Unitholders in respect of any prior Fiscal Quarter and not previously taken into account in applying this clause (A), assuming that such Unitholder carried forward any taxable loss previously allocated by the LLC to such Unitholder (to the extent such carryforward has not been previously used to offset taxable income pursuant to this clause), taking into account the character of any loss carryover as a capital or ordinary loss multiplied by (B) the combined maximum federal, state and local income tax rate to be applied with respect to such taxable income (including the tax on net investment income) (with the same rate applicable to all Members irrespective of their actual tax rate and with such rate calculated by using the highest maximum combined marginal federal, state and local income tax rates to which an individual resident in Minnesota may be subject and taking into account the deductibility of state income tax for federal income tax purposes), with such Tax Distribution to be made to the Unitholders in the same proportions that taxable income is expected to be allocated to the Unitholders with respect to such Fiscal Quarter. For purposes of the preceding sentence, the amount of taxable income or loss allocable to the Unitholders in respect of any Fiscal Quarter shall be determined without regard to any taxable income or gain arising from the adjustment to Book Value of any LLC asset, to the extent such taxable income or gain is allocated pursuant to Section 4.4(b) or (c). The amounts in respect of tax withholding on payments to or from the LLC for which Unitholders are credited under applicable tax law shall be credited against payments of Tax Distributions to such Unitholders. A Unitholder’s Tax Distribution each Fiscal Quarter shall be determined initially by the Board on the basis of figures that will be used to prepare IRS Form 1065 filed by the LLC and the similar state or local forms filed by the LLC but shall be subject to subsequent adjustment pursuant to audit, litigation, settlement, amended return, or the like.

(ii)     All Distributions pursuant to Section 4.1(b)(i) made to a Unitholder on account of taxable income allocated in respect of Units shall be treated as advances of Distributions under Section 4.1(a) and shall be taken into account in determining the amount of future Distributions with respect to such Units. To the extent Tax Distributions are not made on a pro rata basis to Unitholders, future Distributions under Section 4.1(a) shall be made in a manner that results in cumulative Distributions pursuant to Sections 4.1(a) and 4.1(b)(i) being made on a pro rata basis by reference to each Unitholder’s pro rata ownership of Units.

(c)     Persons Receiving Distributions. Each Distribution shall be made to the Persons shown on the LLC’s books and records as Unitholders as of the date of such Distribution; provided, however, that any transferor and transferee of Units may mutually agree as to which of them should receive payment of any Distribution under this Section 4.1.

4.2     Allocations. Except as otherwise provided in Section 4.3, for all periods beginning on or after January 1, 2009, Profits and Losses for any Fiscal Year shall be allocated to the Unitholders, ratably among such Unitholders based upon the number of outstanding Units held by each such Unitholder immediately prior to such allocation (including in such allocation, without limitation, all Units represented by Restricted Profits Interests); except that, to the extent any holder of a Restricted Profits Interest has a Section 704(b) Capital Account balance per Unit that is not yet the full Section 704(b) Capital Account balance of a Common Unit: (i) no Losses will be allocated to such Restricted Profits Interest holders in excess of their Section 704(b) Capital Account balances, (ii) Profits (excluding any net revaluation gain pursuant to Section 3.5(b)(ii)) for any fiscal year will first be allocated in an amount equal to any Losses allocated under this Section 4.2 in previous years and not previously reversed under either this clause (ii) or clause (vi), (iii) Profits (excluding any net revaluation gain pursuant to Section 3.5(b)(ii)) for any fiscal year will then be allocated to the Unitholders based upon the number of outstanding Units held by each such Unitholder immediately prior to such allocation (including in such allocation, without limitation, all Units represented by Restricted Profits Interests), (iv) Losses (excluding any net revaluation gain pursuant to Section 3.5(b)(ii)) for any fiscal year will be allocated to the Unitholders based upon the number of outstanding Units held by each such Unitholder immediately prior to such allocation (including in such allocation, without limitation, all Units represented by Restricted Profits Interests), (v) net revaluation gain pursuant to Section 3.5(b)(ii) will first be allocated to the Unitholders in amounts equal to the Losses allocated in the immediately preceding clause (iv), (vi) net revaluation gain pursuant to Section 3.5(b)(ii) will then be allocated in an amount equal to any Losses allocated under this Section 4.2 in previous years and not previously reversed under either clause (ii) or this clause (vi), (vii) net revaluation gain pursuant to Section 3.5(b)(ii) will then be allocated to each holder of Restricted Profits Interests that has a Section 704(b) Capital Account balance per Unit that is not yet the full Section 704(b) Capital Account balance of a Common Unit on a pro-rata basis among such Restricted Profits Interest holders until such time as their Section 704(b) Capital Accounts per Unit equal the Section 704(b) Capital Account of a Common Unit, and (viii) any remaining net revaluation gain pursuant to Section 3.5(b)(ii) will be allocated to the Unitholders based upon the number of outstanding Units held by each such Unitholder immediately prior to such allocation (including in such allocation, without limitation, all Units represented by Restricted Profits Interests).

4.3      Special Allocations.

(a)     If there is a net decrease in LLC Minimum Gain during any Taxable Year, each Unitholder shall be specially allocated items of income or gain for such Taxable Year (and, if necessary, subsequent Taxable Years) in an amount equal to such Unitholder’s share of the net decrease in LLC Minimum Gain, determined in accordance with Treasury Regulation Section 1.704-2(g). The items to be so allocated shall be determined in accordance with Treasury Regulation Sections 1.704-2(f)(6) and 1.704-2(j)(2). This paragraph is intended to comply with the minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(b)     Unitholder Nonrecourse Deductions shall be allocated in the manner required by Treasury Regulation Section 1.704-2(i). Except as otherwise provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Unitholder Minimum Gain during any Taxable Year, each Unitholder that has a share of such Unitholder Minimum Gain shall be specially allocated items of income or gain for such Taxable Year (and, if necessary, subsequent Taxable Years) in an amount equal to that Unitholder’s share of the net decrease in Unitholder Minimum Gain. Items to be allocated pursuant to this paragraph shall be determined in accordance with Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2). This paragraph is intended to comply with the minimum gain chargeback requirements in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c)     If any Unitholder that unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6) has an Adjusted Capital Account Deficit as of the end of any Taxable Year, computed after the application of Sections 4.3(a) and 4.3(b) but before the application of any other provision of this Article IV, then Profits for such Taxable Year shall be allocated to such Unitholder in proportion to, and to the extent of, such Adjusted Capital Account Deficit. This Section 4.3(c) is intended to be a “qualified income offset” provision as described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.

(d)     Profits and Losses shall be allocated in a manner consistent with the manner that the adjustments to the Capital Accounts are required to be made pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(j), (k) and (m).

(e)     The allocations set forth in Sections 4.3(a)–(d) (the “Regulatory Allocations”) are intended to comply with certain requirements of Sections 1.704-1(b) and 1.704-2 of the Treasury Regulations. The Regulatory Allocations may not be consistent with the manner in which the Unitholders intend to allocate Profit and Loss of the LLC or make LLC Distributions. Accordingly, notwithstanding the other provisions of this Article IV, but subject to the Regulatory Allocations, income, gain, deduction and loss shall be reallocated among the Unitholders so as to eliminate the effect of the Regulatory Allocations and thereby cause the respective Capital Accounts of the Unitholders to be in the amounts (or as close thereto as possible) they would have been if Profit and Loss (and such other items of income, gain, deduction and loss) had been allocated without reference to the Regulatory Allocations. In general, the Unitholders anticipate that this will be accomplished by specially allocating other Profit and Loss (and such other items of income, gain, deduction and loss) among the Unitholders so that the net amount of the Regulatory Allocations and such special allocations to each such Unitholder is zero.

4.4      Tax Allocations.

(a)     The income, gains, losses, deductions and credits of the LLC will be allocated, for federal, state and local income tax purposes, among the Unitholders in accordance with the allocation of such income, gains, losses, deductions and credits among the Unitholders for computing their Capital Accounts; except that, if any such allocation is not permitted by the Code or other applicable law, then the LLC’s subsequent income, gains, losses, deductions and credits will be allocated among the Unitholders so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(b)     Items of LLC taxable income, gain, loss and deduction with respect to any property contributed to the capital of the LLC shall be allocated among the Unitholders in accordance with Code Section 704(c) so as to take account of any variation between the adjusted basis of such property to the LLC for federal income tax purposes and its Book Value. The Company will utilize the “traditional method” of making such allocations as provided in Treasury Regulations Section 1.704-3(b).

(c)     If the Book Value of any LLC asset is adjusted pursuant to the requirements of Treasury Regulation Section 1.704-1(b)(2)(iv)(e) or (f), including pursuant to a revaluation described in Section 3.5(a), subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c). The Company will utilize the “traditional method” of making such allocations as provided in Treasury Regulations Section 1.704-3(b).

(d)     Allocations of tax credits, tax credit recapture and any items related thereto shall be allocated to the Unitholders according to their interests in such items as determined by the Board taking into account the principles of Treasury Regulation Section 1.704-1(b)(4)(ii).

(e)     Allocations pursuant to this Section 4.4 are solely for purposes of federal, state and local taxes and shall not affect or in any way be taken into account in computing, any Unitholder’s Capital Account or share of Profits, Losses, Distributions or other LLC items pursuant to any provision of this Agreement.

4.5     Indemnification and Reimbursement for Payments on Behalf of a Unitholder. If the LLC is required by law to make any payment that is specifically attributable to a Unitholder or a Unitholder’s status as such (including federal withholding taxes, state personal property taxes and state unincorporated business taxes), then such Unitholder shall indemnify the LLC in full for the entire amount paid (including interest, penalties and related expenses). The LLC may pursue and enforce all rights and remedies it may have against each Unitholder under this Section 4.5, including instituting a lawsuit to collect such indemnification and contribution with interest calculated at a rate equal to 12% per annum, compounded as of the last day of each year (but not in excess of the highest rate per annum permitted by law).

4.6     Change in Unitholder’s LLC Interests. If there is a change in any Unitholder’s share of the LLC’s Profits, Losses or other items during any year, allocations among the Unitholder’s shall be made in accordance with their interests in the LLC from time to time during such year in accordance with Section 706 of the Code, using the closing-of-the-books method or such other method allowable under the applicable Code and Treasury Regulations.

ARTICLE V

MANAGEMENT

5.1      Management by the Board of Directors.

(a)     Members Elect Board. The Members shall not manage and control the business and affairs of the LLC, except for situations in which the approval of the Members is required by this Agreement or by non-waivable provisions of applicable law. The Board shall be elected by the Members pursuant to Section 5.2(a), except as provided in Section 5.2(e).

(b)     Authority of Board of Directors.

(i)     Except for situations in which the approval of the Members and Unitholders is otherwise required, subject to the provisions of Section 5.1(b)(ii), the powers of the LLC shall be exercised by or under the authority of, and the business and affairs of the LLC shall be managed under the direction of, the Board and the Board may make all decisions and take all actions for the LLC not otherwise provided for in this Agreement, including the following:

(A)     entering into, making, amending and performing contracts, agreements and other undertakings binding the LLC that may be necessary, appropriate or advisable in furtherance of the purposes of the LLC and making all decisions and waivers thereunder;

(B)     maintaining the assets of the LLC in good order;

(C)     collecting sums due the LLC;

(D)     opening and maintaining bank and investment accounts and arrangements, drawing checks and other orders for the payment of money and designating individuals with authority to sign or give instructions with respect to those accounts and arrangements;

(E)     to the extent that funds of the LLC are available therefor, paying debts and obligations of the LLC;

(F)     acquiring and utilizing for LLC purposes, and disposing of, any asset of the LLC whether by merger, reorganization or other type of transaction;

(G)     hiring and employing executives, Officers, supervisors and other personnel, setting compensation and benefits and issuing Units pursuant to the Unit Incentive Plan;

(H)     selecting, removing and changing the authority and responsibility of lawyers, accountants and other advisers and consultants;

(I)     entering into guaranties on behalf of the LLC’s Subsidiaries;

(J)     obtaining insurance for the LLC;

(K)     authorizing a specific Director or the Chairman to exercise the power of attorney pursuant to Section 14.1;

(L)     determining Distributions of cash and other property of the LLC as provided in Article IV; and

(M)     establishing reserves for commitments and obligations (contingent or otherwise) of the LLC.

(ii)     The Board may act (A) by resolutions adopted at a meeting or by written consents pursuant to Section 5.3, (B) by delegating power and authority to committees pursuant to Section 5.4, and (C) by delegating power and authority to any Officer pursuant to Section 5.5(a).

(iii)     Each Unitholder acknowledges and agrees that no Director shall, as a result of being a Director (as such), be bound to devote all of his business time to the affairs of the LLC, and that such Director and his Affiliates do and will continue to engage for their own account and for the accounts of others in other business ventures.

(c)     Officers. The management of the business and affairs of the LLC by the Officers and the exercising of their powers shall be conducted under the supervision of and subject to the approval of the Board.

5.2      Composition and Election of the Board of Directors.

(a)     Number and Election. The number of Directors on the Board shall be established at a maximum of eleven (11) as of the Effective Date. The Directors of the Company are identified as such in the Company’s books and records. Thereafter, the number of Directors on the Board shall be established from time to time by resolution of the Board. The number of Directors was increased without further action by the Members or Directors upon the appointment of the Chief Executive Officer of the LLC, with such Person appointed as a Director at the time he was hired. Subject to Section 5.2(e), the Directors shall be elected from time to time by the Required Interest present in person or represented by proxy at any meeting of Members or by written consent as provided in Section 6.4.

(b)     Subsidiaries. The Directors shall designate the board of directors or the equivalent thereof, of each Subsidiary, if any.

(c)     Term. Directors of the Board shall serve until their resignation, death or removal or the election of their successors in accordance with the terms hereof. Directors on the Board need not be Unitholders and need not be residents of the State of Delaware. A Director of the Board may resign as such by delivering his written resignation to the LLC at the LLC’s principal office addressed to the Board. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

(d)     Removal and Resignation. Any Director or the entire Board may be removed at any time, with or without cause, by Unitholders holding a Required Interest.

(e)     Vacancies; Contractual Appointments. Vacancies and newly created directorships resulting from any increase in the authorized number of Directors will be filled by a representative elected in the manner provided in Section 5.2(a). Each Director so chosen shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as herein provided. Notwithstanding the foregoing, the appointment of directors to the Company’s Board of Directors pursuant to various commercial agreements (such as investment, employment and senior advisor agreements) for certain time periods that are approved by disinterested Board directors is authorized hereunder and such agreements shall be enforceable against the Company to ensure such directors appointment to the Board for the time period specified therein.

(f)     Reimbursement. The LLC shall pay all reimbursable out-of-pocket costs and expenses incurred by each Director of the Board incurred in the course of their service hereunder, including in connection with attending regular and special meetings of the Board and any committee thereof.

(g)     Compensation of Directors. Directors shall receive no cash compensation for serving in such capacity, but may be issued Restricted Profits Interests or other Incentive Units in the discretion of the Founding Members subject to the provisions of Section 3.11.

(h)     Reliance by Third Parties. Any Person dealing with the LLC, other than a Member, may rely on the authority of the Board (or any Officer authorized by the Board) in taking any action in the name of the LLC without inquiry into the provisions of this Agreement or compliance herewith, regardless of whether that action actually is taken in accordance with the provisions of this Agreement. Every agreement, instrument or document executed by the Board (or any Officer authorized by the Board) in the name of the LLC with respect to any business or property of the LLC shall be conclusive evidence in favor of any Person relying thereon or claiming thereunder that (i) at the time of the execution or delivery thereof, this Agreement was in full force and effect, (ii) such agreement, instrument or document was duly executed according to this Agreement and is binding upon the LLC and (iii) the Board or such Officer was duly authorized and empowered to execute and deliver such agreement, instrument or document for and on behalf of the LLC.

(i)     Duties of Directors; Generally. Subject to Section 5.7(b), the Directors, in the performance of their duties as such, shall owe to the Unitholders, the LLC and other Directors, only duties of loyalty and due care of the type owed by the directors of a corporation to such corporation and its stockholders under the laws of the State of Delaware, and shall owe no other fiduciary duties to the LLC, any Unitholders or any Directors.

5.3      Board Meetings and Actions by Written Consent.

(a)     Voting; Quorum. Each Director shall have one (1) vote on all matters upon which the Board or a committee thereof shall vote. A majority of the voting power of the Directors fixed by, or in the manner provided in, this Agreement shall constitute a quorum for the transaction of business of the Board, and except as otherwise provided in this Agreement, an act approved by a majority of votes of the Directors present at a meeting of the Board at which a quorum is present shall be the act of the Board. A Director who is present at a meeting of the Board at which action on any matter is taken shall be presumed to have assented to the action unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent to such action with the person acting as secretary of the meeting before the adjournment thereof or shall deliver such dissent to the LLC immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favor of such action.

(b)     Place; Attendance. Meetings of the Board may be held at such place or places as shall be determined from time to time by resolution of the Board. At all meetings of the Board, business shall be transacted in such order as shall from time to time be determined by resolution of the Board. Attendance of a Director at a meeting shall constitute a waiver of notice of such meeting, except where a Director attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(c)     Time, Place and Notice. Regular meetings of the Board shall be held at such times and places as shall be designated from time to time by resolution of the Board. In the Board’s discretion, it need not conduct regular meetings. Notice of any such meetings shall not be required.

(d)     Special Meetings. Special meetings of the Board may be called by any Director on at least 24 hours’ notice to each other Director. Such notice need not state the purpose or purposes of, nor the business to be transacted at, such meeting, except as may otherwise be required by law or provided for in this Agreement.

(e)     Chairman. The Board may, but need not, designate one of the Directors to serve as “Chairman.” The Chairman shall preside at all meetings of the Board. If the Chairman is absent, the Directors present shall designate a Director to serve as interim chairman for that meeting. The Chairman, except in his capacity as an Officer, shall not have the authority or power to act for or on behalf of the LLC, to do any act that would be binding on the LLC or to make any expenditure or incur any obligation on behalf of the LLC or authorize any of the foregoing.

(f)     Board Meetings. There shall be meetings of the Board from time to time as requested by Unitholders holding a Required Interest.

(g)     Action by Written Consent or Telephone Conference. Any action permitted or required by the Delaware Act, the Certificate or this Agreement to be taken at a meeting of the Board or any committee designated by the Board may be taken without a meeting if a consent in writing, setting forth the action to be taken, is signed by such number of the Directors or members of such committee, as the case may be, who would be required to take such action at a meeting where all of the Directors were present. Such consent shall have the same force and effect as if such vote occurred at a meeting and may be stated as such in any document or instrument filed with the Secretary of State of Delaware, and the execution of such consent shall constitute attendance or presence in person at a meeting of the Board or any such committee, as the case may be. Prompt notice of any such written action shall be provided to all Directors. Subject to the requirements of the Delaware Act, the Certificate or this Agreement for notice of meetings, unless otherwise restricted by the Certificate, the Directors or members of any committee designated by the Board may participate in and hold a meeting of the Board or any committee, as the case may be, by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

5.4      Committees; Delegation of Authority and Duties.

(a)     Committees; Generally. The Board may, from time to time, designate one or more committees. Any such committee, to the extent provided in the enabling resolution or in the Certificate or this Agreement, shall have and may exercise all of the authority of the Board. At every meeting of any such committee, the presence of a majority of the voting power of all the members thereof shall constitute a quorum, and a majority of the votes of the members present shall be necessary for the adoption of any resolution. The Board may dissolve any committee at any time, unless otherwise provided in the Certificate or this Agreement.

(b)     Delegation; Generally. The Board may, from time to time, delegate to one or more Persons (including any Director or Officer) such authority and duties as the Board may deem advisable in addition to those powers and duties set forth in Section 5.1(b). The Board also may assign titles (including chairman, chief executive officer, president, chief financial officer, general counsel, chief marketing officer, chief technology officer, vice president, secretary, assistant secretary, treasurer and assistant treasurer) to any Director, Member or other individual and may delegate to such Director, Member or other individual certain authority and duties. Any number of titles may be held by the same Director, Member or other individual. Any delegation pursuant to this Section 5.4(b) may be revoked at any time by the Board.

(c)     Third-party Reliance. Consistent with Section 5.2(h), any Person dealing with the LLC, other than a Member, may rely on the authority of any Officer in taking any action in the name of the LLC without inquiry into the provisions of this Agreement or compliance herewith, regardless of whether that action actually is taken in accordance with the provisions of this Agreement.

5.5      Officers.

(a)     Designation and Appointment. The Board may, from time to time, designate and appoint one or more persons as an Officer of the LLC. No Officer need be a resident of the State of Delaware, a Unitholder or a Director. Any Officers so designated shall have such authority and perform such duties as the Board may, from time to time, delegate to them. The Board may assign titles to particular Officers, including those described in Section 5.4(b) and the title assigned to the LLC’s CEO. Unless the Board otherwise decides, if the title is one commonly used for officers of a business corporation, the assignment of such title shall constitute the delegation to such Officer of the authority and duties that are normally associated with that office, subject to (i) any specific delegation of authority and duties made to such Officer by the Board or (ii) any delegation of authority and duties made to one or more Officers pursuant to the terms of Section 5.4(b) and Section 5.5(c). Each Officer shall hold office until his or her successor shall be duly designated and shall qualify or until his or her death or until such Officer shall resign or shall have been removed in the manner hereinafter provided. Any number of offices may be held by the same individual. The salaries or other compensation and benefits, including participation in the Unit Incentive Plan, if any, of the Officers and agents of the LLC shall be fixed from time to time by the Board.

(b)     Resignation. Any Officer (subject to any contract rights available to the LLC, if applicable) may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Board. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Any Officer may be removed as such, either with or without cause, by the Board whenever in its judgment the best interests of the LLC shall be served thereby; provided, however, that such removal shall be without prejudice to the contract rights, if any, of the individual so removed. Designation of an Officer shall not of itself create contract rights. Any vacancy occurring in any office of the LLC may be filled by the Board.

(c)     Duties of Officers; Generally. The Officers, in the performance of their duties as such, shall owe to the Unitholders and the LLC duties of loyalty and due care of the type owed by the officers of a corporation to such corporation and its stockholders under the laws of the State of Delaware, and shall owe no other fiduciary duties to the LLC or any Unitholders.

(d)     Indemnification. Officers shall be indemnified in the manner provided in Section 5.8.

5.6     Purchase of Units. The Board may, to the extent that funds are legally available therefor and would not be prohibited by any credit facility to which the LLC is a party, cause the LLC to purchase or otherwise acquire Units, or may purchase or otherwise acquire Units on behalf of the LLC; provided that this provision shall not in and of itself obligate any Unitholder to sell any Units to the LLC. As long as any Units are owned by or on behalf of the LLC, such Units will not be considered outstanding for any purpose.

5.7      Limitation of Liability.

(a)     Except as otherwise provided herein or in any agreement entered into by such Person and the LLC, and to the maximum extent permitted by applicable law no present or former Director or any of such Director’s Affiliates, employees, agents or representatives shall be liable to the LLC or to any other Member for any act or omission performed or omitted by such Person in its capacity as a Director of the LLC or otherwise taken in good faith. The Directors shall be entitled to rely upon the advice of legal counsel, independent public accountants and other experts, including financial advisors, and any act of or failure to act by any Director in good faith reliance on such advice shall in no event subject the Director or any of its Affiliates, employees, agents or representatives to liability to the LLC or any Member.

(b)     Whenever in this Agreement or any other agreement contemplated herein, the Board is permitted or required to take any action or to make a decision in its “sole discretion” or “discretion,” with “complete discretion” or under a grant of similar authority or latitude, a Director shall be entitled to consider such interests and factors as such Director desires, provided that, such Director shall act in good faith.

(c)     Whenever in this Agreement the Board or any Director is permitted or required to take any action or to make a decision in its “good faith” or under another express standard, the Board or Directors, as applicable, shall act under such express standard and, to the extent permitted by applicable law, shall not be subject to any other or different standards imposed by this Agreement or any other agreement contemplated herein, and so long as the Board or Directors, as applicable, acts in good faith, the resolution, action or terms so made, taken or provided by the Board or Directors, as applicable, shall not constitute a breach of this Agreement or any other agreement contemplated herein or impose liability upon the Board or any of the Directors or any of the Directors’ Affiliates.

5.8      Indemnification. Except as otherwise required by law or the provisions of this Agreement, the LLC shall indemnify (solely from assets of the LLC) its present and former Directors and Officers (and their Affiliates and their equityholders, officers, members, directors, principals, employees and agents) (each, an “Indemnified Person”) against any losses, liabilities, damages or expenses (including amounts paid for reasonable attorneys’ fees, judgments and settlements in connection with any threatened, pending or completed action, suit or proceeding) to which any of such Persons may directly or indirectly become subject for action taken or omitted to be taken on behalf of the LLC or in connection with any involvement with the LLC or its Subsidiaries or in connection with any involvement with any other Person at any of their request (including serving as a manager, officer, director, consultant or employee of the LLC or its Subsidiaries or any such other Persons), but only to the extent that such Person (or such Person’s Affiliate) (a) acted with the good faith belief that such action was not detrimental to the LLC and (b) did not knowingly or willfully breach the terms of this Agreement. Expenses, including reasonable attorney fees and expenses, incurred by any such Indemnified Person in defending a proceeding shall be paid by the LLC in advance of the final disposition of such proceeding, including any appeal therefrom, upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the LLC. The right to indemnification and the advancement of expenses conferred in this Section 5.8 shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, agreement, by-law or otherwise.

5.9      Conversion to Corporate Form; Public Offering.

(a)     The parties hereto acknowledge that the Board may approve a restructuring of the legal status and capital structure of the LLC in the future in order to facilitate a public offering of securities by a corporate entity that, immediately after such restructuring, shall own, directly or indirectly, 100% of the property and business of the LLC and its Subsidiaries (the “IPO Entity”), that such restructuring will result in the direct or indirect conversion of the Units of the LLC into capital stock of the IPO Entity and that the decision to convert to corporate form and the form of such restructuring shall be at the sole discretion of the Board, with the Unitholders having no vote or veto power with respect to any such conversion.

(b)     Subject to the foregoing, the Board may, without the consent of the Unitholders, in order to facilitate a public offering of securities of the IPO Entity, cause the LLC to incorporate its business or any portion thereof, or require the holders of Units to transfer such Units or shares to a newly-formed corporation as successor to the LLC in exchange for common stock of said corporation, including, without limitation, in a transaction resulting in a dissolution of the LLC pursuant to Article XII of this Agreement, and, in connection therewith, each Unitholder hereby expressly agrees to any such dissolution of the LLC and the transfer of the Unitholder’s Units in accordance with the terms of the exchange as provided by the Board.

(c)     The Unitholders hereby acknowledge and agree that it is the intention of the Unitholders that each Unitholder shall receive common stock in the IPO Entity of equivalent economic value to the Units exchanged therefor immediately prior to any restructuring under this Section 5.9, and that such exchange shall be undertaken for the purpose of completing a public offering of securities by the IPO Entity.

(d)     Upon a conversion, distribution or restructuring pursuant to this Section 5.9, or if the LLC engages in a public offering without changing the form of the entity, the Founding Members shall execute and the Unitholders shall become subject to a “Registration Rights Agreement” substantially in the form attached hereto as Exhibit II.

ARTICLE VI

GENERAL RIGHTS AND OBLIGATIONS OF UNITHOLDERS

6.1     Limitation of Liability. The debts, obligations and liabilities of the LLC, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the LLC, and no Unitholder shall be obligated personally for any such debt, obligation or liability of the LLC solely by reason of being a Unitholder of the LLC; provided that a Unitholder shall be required to return to the LLC any Distribution made to it in clear and manifest accounting or similar error. The immediately preceding sentence shall constitute a compromise to which all Unitholders have consented within the meaning of the Delaware Act. Notwithstanding anything contained herein to the contrary, the failure of the LLC to observe any formalities or requirements relating to the exercise of its powers or management of its business and affairs under this Agreement or the Delaware Act shall not be grounds for imposing personal liability on the Unitholders for liabilities of the LLC.

6.2     Lack of Authority. No Unitholder in his, her or its capacity as such has the authority or power to act for or on behalf of the LLC in any manner, to do any act that would be (or could be construed as) binding on the LLC or to make any expenditures on behalf of the LLC, and the Unitholders hereby consent to the exercise by the Board of the powers conferred on it by law and this Agreement.

6.3     No Right of Partition. No Unitholder shall have the right to seek or obtain partition by court decree or operation of law of any LLC property, or the right to own or use particular or individual assets of the LLC.

6.4     Unitholders Right to Act. For situations in which the approval of any Unitholders or class thereof (rather than the approval of the Board on behalf of the Unitholders) is required, the Unitholders shall act through meetings and written consents as described in this Section 6.4. Except as otherwise provided by this Agreement, acts by Unitholders holding a majority of the Fully Diluted Units entitled to vote shall be the act of the Unitholders. The actions by the Unitholders permitted hereunder may be taken at a meeting called by Unitholders holding at least 35% of the Fully Diluted Units entitled to vote on at least five days’ prior written notice to the other Unitholders, which notice shall state the purpose or purposes for which such meeting is being called. The actions taken by the Unitholders entitled to vote or consent at any meeting (as opposed to by written consent), however called and noticed, shall be as valid as though taken at a meeting duly held after regular call and notice if (but not until), either before, at or after the meeting, the Unitholders entitled to vote or consent, as to whom the claim was made that the meeting was improperly held, signs a written waiver of notice or a consent to the holding of such meeting or an approval of the minutes thereof. The actions by the Unitholders entitled to vote or consent may be taken by vote of the Unitholders entitled to vote or consent at a meeting or by written consent (without a meeting and without notice or a vote) so long as such consent is signed by the Unitholders having not less than the minimum number of Units that would be necessary to authorize or take such action at a meeting at which all Unitholders entitled to vote thereon were present and voted. Prompt notice of the action so taken without a meeting shall be given to those Unitholders entitled to vote or consent who have not consented in writing. Any action taken pursuant to such written consent of the Unitholders shall have the same force and effect as if taken by the Unitholders at a meeting thereof. No Member or Unitholder will have any cumulative voting rights.

6.5      Investment Opportunities and Conflicts of Interest.

(a)     The Unitholders expressly acknowledge that, subject to the provisions of Section 6.7, and in addition to the provisions of Section 6.6, (i) the Unitholders and their respective Affiliates are permitted to have, and may presently or in the future have, investments or other business relationships with entities in direct or indirect competition with the LLC or its Subsidiaries or which is engaged in businesses similar to, or the same as, the business of the LLC and its Subsidiaries (including in areas in which the LLC or any of its Subsidiaries may in the future engage in business), and in related businesses other than through the LLC or any of its Subsidiaries (an “Other Business”), (ii) the Unitholders and their Affiliates have and may develop a strategic relationship with businesses that are and may be competitive with the LLC or any of its Subsidiaries, (iii) none of the Unitholders or their respective Affiliates will be prohibited by virtue of their investments in the LLC, or its Subsidiaries or their service on the board of directors of a Subsidiary thereof from pursuing and engaging in any such activities, (iv) none of the Unitholders or their respective Affiliates will be obligated to inform the LLC or the Board of any such opportunity, relationship or investment, (v) the other Unitholders will not acquire or be entitled to any interest or participation in any Other Business as a result of the participation therein of any of the Unitholders or their respective Affiliates and (vi) the involvement of the Unitholders or their respective Affiliates in any Other Business will not constitute a conflict of interest by such Persons with respect to the LLC or its Unitholders or any of its Subsidiaries. Notwithstanding the foregoing, this Section 6.5 shall not limit or otherwise modify any covenants entered into by any Unitholder or any Affiliate thereof pursuant to any agreement entered into with the LLC or any of its Subsidiaries.

(b)     Notwithstanding that it may constitute a conflict of interest, the Members, the Directors, the Officers or their Affiliates may engage in any transaction (including the purchase, sale, lease, repurchase, redemption or exchange of any property or securities, the receipt of any funds, securities or property of the LLC or the rendering of any service or the establishment of any salary, other compensation or other terms of employment) with the LLC so long as such transaction is on arm’s-length terms and conditions or is approved by a majority in interest of non-participating Directors on the Board of Directors.

6.6      Corporate Opportunities.

(a)      Certain Definitions. For the purposes of this Section 6.6, the defined terms below shall have the following meanings:

(i)      “Corporate Opportunity” shall mean an investment or business opportunity or prospective economic or competitive advantage that (A) the LLC is financially able to undertake, (B) is one in which the LLC has or, but for the effect of this Section 6.6 or Section 6.5, the LLC would have, an interest or reasonable expectancy in and (C) if offered to a Director of the Board, Officer or employee of the LLC, such transaction, potential transaction or other business opportunity is offered to him or her solely in his or her capacity as a Director of the Board, Officer or employee of the LLC.

(ii)     “Renounced Opportunity” shall mean a Corporate Opportunity that relates to any line of business in which the LLC or any Subsidiary or Affiliate of the LLC is presently engaged or may in the future be engaged, including transactions in which the Unitholders or a Director might otherwise be involved that compete or potentially compete with the business of the LLC.

(b)      Renounced Opportunity. If any Unitholder or Director or any of such Unitholder’s or Director’s Affiliates acquires knowledge of a potential transaction or matter which may be a Renounced Opportunity, neither the LLC nor any Unitholder or Director of the LLC shall have any interest in, or expectation that, such Renounced Opportunity be offered to it, and any such interest or expectation otherwise due the LLC with respect to such Renounced Opportunity is hereby renounced by the LLC. Accordingly, such Unitholder, Director or Affiliate (i) shall have no duty to communicate or present such Renounced Opportunity to the LLC, (ii) shall have the right to hold any such Renounced Opportunity for its own account, or the account of an Affiliate, or to recommend, sell, assign or otherwise transfer such Renounced Opportunity to Persons other than the LLC or any Subsidiary of the LLC and (iii) shall not be liable to the LLC or any of its Unitholders or Directors for breach of any fiduciary duty as a Member of the LLC or otherwise by reason of the fact that such person pursues or acquires such Renounced Opportunity for itself, directs, sells, assigns or otherwise transfers such Renounced Opportunity to another person, or does not communicate information regarding such Renounced Opportunity to the LLC.

(c)     Notice and Consent. Any person purchasing or otherwise acquiring any LLC Interest and Units in the LLC shall be deemed to have notice of and consented to the provisions of this Section 6.6.

6.7      Confidentiality.

(a)     In General. Each Unitholder recognizes and acknowledges that it may receive certain confidential and proprietary information and trade secrets of the LLC and its Subsidiaries, including confidential information of the LLC and its Subsidiaries regarding identifiable, specific and discrete business opportunities being pursued by the LLC or its Subsidiaries, including but not limited to matters addressed in the Technology Transfer Agreement (the “Confidential Information”). Each Unitholder (on behalf of itself and, to the extent that such Unitholder would be responsible for the acts of the following persons under principles of agency law, its directors, officers, Unitholders, partners, employees, agents and members) agrees that it will not, during or after the term of this Agreement, whether through an Affiliate or otherwise, take commercial or proprietary advantage of or profit from any Confidential Information or disclose Confidential Information to any Person for any reason or purpose whatsoever, except (i) to authorized representatives and employees of the LLC or the Subsidiaries and as otherwise may be proper in the course of performing such Unitholder’s obligations, or enforcing such Unitholder’s rights, under this Agreement or the other agreements referred to herein; (ii) as part of such Unitholder’s normal reporting or review procedure, or in connection with such Unitholder’s or such Unitholder’s Affiliates’ normal fund raising, marketing, informational or reporting activities, or to such Unitholder’s (or any of its Affiliates’) Affiliates, auditors, attorneys or other agents; (iii) to any bona fide prospective purchaser of the equity or assets of such Unitholder or its Affiliates or the Units held by such Unitholder or prospective merger partner of such Unitholder or its Affiliates, provided that such purchaser or merger partner agrees to be bound by confidentiality agreements that are approved by the Board; which approval shall not be unreasonably withheld or delayed, or (iv) as is required to be disclosed by order of a court of competent jurisdiction, administrative body or governmental body, or by subpoena, summons or legal process, or by law, rule or regulation, provided that the Unitholder required to make any such disclosure pursuant to clauses (i) through (iv) above, shall provide to the Board prompt notice of such disclosure. For purposes of this Section 6.7, “Confidential Information” shall not, with respect to any Person, include any information of which (x) such Person (or its Affiliates) became aware prior to its affiliation with the LLC or its predecessors, (y) such Person (or its Affiliates) learns from sources other than the LLC, its Subsidiaries or its predecessors, whether prior to or after such information is actually disclosed by the LLC or its Subsidiaries or (z) is disclosed in a prospectus or other documents for dissemination to the public. Notwithstanding the foregoing, this Section 6.7 shall not limit or otherwise modify any covenants entered into by any Unitholder or any Affiliate thereof pursuant to an agreement entered into with the LLC or any of its Subsidiaries.

(b)     Injunctive Relief. Without intending to limit the remedies available to the LLC, each Unitholder acknowledges that a breach of any of the covenants contained in Section 6.7(a) hereof may result in material irreparable injury to the LLC for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the LLC shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach of Section 6.7(a) hereof, restraining the Unitholder from engaging in activities prohibited by Section 6.7(a) hereof or such other relief as may be required specifically to enforce any of the covenants in Section 6.7(a) hereof.

6.8     No Preemptive Rights. No Person shall have any preemptive rights with respect to the issuance of any Equity Securities by the Company.

ARTICLE VII

BOOKS, RECORDS, ACCOUNTING AND REPORTS

7.1     Records and Accounting. The LLC shall keep, or cause to be kept, appropriate books and records with respect to the LLC’s business, including all books and records necessary to provide any information, lists and copies of documents required to be provided pursuant to Section 7.3 or pursuant to applicable laws. All matters concerning (i) the determination of the relative amount of Capital Accounts, allocations and Distributions among the Unitholders pursuant to Articles III and IV and (ii) accounting procedures and determinations, and other determinations not specifically and expressly provided for by the terms of this Agreement, shall be determined by the Board (whose determinations pursuant to clause (i) shall be final and conclusive as to all of the Unitholders absent manifest clerical error).

7.2     Fiscal Year. The fiscal year (the “Fiscal Year”) of the LLC shall constitute the 12-month period ending on December 31 of each calendar year or such other annual accounting period as may be established by the Board.

7.3     Reports.

(a)      Reporting Requirements to all Unitholders.

(i)      Annual Financial Statements. As soon as available, but in any event within 90 days after the end of each Fiscal Year, upon the request of a Unitholder or Director after confirming the confidentiality obligations of Section 6.7, a copy of the consolidated and consolidating balance sheet of the LLC and its consolidated Subsidiaries as at the end of such Fiscal Year and the related consolidated and consolidating statements of income and retained earnings and of cash flows of the LLC and its consolidated Subsidiaries for such year, which consolidated financial statements, in the case of each Fiscal Year other than the Fiscal Year ending December 31, 2006 and December 31, 2007, shall have been audited by a nationally recognized accounting firm (or such other accounting firm selected by the Board), setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification indicating that the scope of the audit was inadequate to permit such independent certified public accountants to certify such financial statements without such qualification.

(ii)     Quarterly Financial Statements. As soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of the LLC, upon the request of a Unitholder or Director after confirming the confidentiality obligations of Section 6.7, a company-prepared consolidated and consolidating balance sheet of the LLC and its consolidated Subsidiaries as at the end of such period and related company-prepared statements of income and retained earnings and of cash flows for the LLC and its consolidated Subsidiaries for such Fiscal Quarter and for the portion of the Fiscal Year ending with such period, in each case setting forth in comparative form consolidated and consolidating figures for the corresponding period or periods of the preceding Fiscal Year (subject to normal recurring year-end audit adjustments).

(iii)     LLC Information. The LLC shall, to the extent required by the Delaware Act, deliver or cause to be delivered to each Unitholder with reasonable promptness, such other information and financial data concerning the LLC and its Subsidiaries as any Unitholder shall from time to time reasonably request; provided that furnishing such information shall not be financially burdensome on the LLC or the Board, or any Subsidiary of the LLC or its board of directors, or unreasonably time consuming for the employees of the LLC or its Subsidiaries.

(iv)     Tax Information. The LLC shall use reasonable best efforts to deliver or cause to be delivered, within 90 days after the end of each Fiscal Year, to each Person who was a Unitholder at any time during such Fiscal Year all information necessary for the preparation of such Person’s United States federal and state income tax returns.

(b)      GAAP Financial Statements. All financial statements delivered pursuant to this Section 7.3 are to be complete and correct in all material respects (subject, in the case of interim statements, to normal recurring year-end audit adjustments) and to be prepared in reasonable detail and, in the case of the annual and quarterly financial statements provided in accordance with paragraphs 7.3(a)(i) and (ii) above, in accordance with GAAP applied consistently throughout the periods reflected therein (except for the absence of footnotes in quarterly statements and subject to normal year-end audit adjustments) and further accompanied by a description of, and an estimation of the effect on the financial statements on account of, a change, if any, in the application of accounting principles.

7.4     Transmission of Communications. Each Person that owns or controls Units on behalf of, or for the benefit of, another Person or Persons shall be responsible for conveying any report, notice or other communication received from the Board to such other Person or Persons.

ARTICLE VIII

TAX MATTERS

8.1     Preparation of Tax Returns. The LLC shall arrange for the preparation and timely filing of all returns required to be filed by the LLC.

8.2     Tax Elections. The “Taxable Year” shall be the Fiscal Year set forth in Section 7.2, unless the Board shall determine otherwise in its sole discretion and in compliance with applicable laws. The Board shall, in its sole discretion, determine whether to make or revoke any available election pursuant to the Code. Each Unitholder will upon request supply any information necessary to give proper effect to such election.

8.3     Tax Controversies. The Member designated by the Board shall be designated the “Tax Matters Partner” or “Partnership Representative” (to the extent newly adopted partnership audit rules are applicable to the Company), and, as such, is authorized and required to represent the LLC (at the LLC’s expense) in connection with all examinations of the LLC’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend LLC funds for professional services reasonably incurred in connection therewith. As of the date hereof, Martin A. Culhane III shall serve as the initial Tax Matters Partner. Each Unitholder agrees to cooperate with the LLC and to do or refrain from doing any or all things reasonably requested by the LLC with respect to the conduct of such proceedings. The Tax Matters Partner shall keep the Unitholders fully informed of the progress of any examinations, audits or other proceedings, and all Unitholders shall have the right to participate in any such examinations, audits or other proceedings. Notwithstanding the foregoing, to the extent new partnership audit rules shall become applicable to the Company, the Board shall determine what, if any, elections shall be made by the Company and so notify the Partnership Representative.

ARTICLE IX

TRANSFER OF LLC INTERESTS

9.1      Transfers by Unitholders.

(a)     No Unitholder shall Transfer any interest in any Units except in compliance with the provisions of this Article IX.

(b)     Each transferee of Units or other interests in the LLC who is entitled to become a Member pursuant to this Agreement and who is not already a Member and Unitholder, as a condition prior to such Transfer, or upon a request therefor by the Company to a holder of Restricted Profits Interests, shall execute a counterpart to this Agreement in a form substantially similar to the Joinder Agreement pursuant to which such transferee shall agree to be bound by the provisions of this Agreement.

(c)     Pursuant to Section 9.5, the Board shall have the power to deny any Transfer, or implement a system by which Transfers may be made, in order to ensure, in the opinion of counsel, that the LLC will not be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code. The Board shall be entitled to take any action or establish any trading restrictions on Units that the Board determines to be necessary, without the need to obtain any consent or approval from any Member or Unitholder.

(d)     Subject to any Transfer restrictions imposed by Section 9.5 or any limitation on the Transfer of Restricted Profits Interests that may be imposed by the Board to ensure their qualification as “profits interests” under the Code, the Unitholders shall not Transfer any Units, except (i) to a Permitted Transferee or pursuant to Section 9.1(f) or an Approved Sale pursuant to Section 9.3, or (ii) pursuant to the provisions of this Section 9.1(d) or Section 9.2. Any such proposed Transfer of Units must meet applicable federal and state securities laws (and not result in the Company becoming a public reporting company due to its number of equity owners unless the CEO shall determine otherwise upon consultation with the Board). The Company’s CEO shall have the power to waive the time periods specified in this Section 9.1(d) if the CEO determines that the Company will not exercise its right to purchase any such Units. Prior to making any Transfer of Units not described in clause (i) of this Section 9.1(d) or Section 9.2, the applicable Unitholder (a “Transferring Unitholder”) shall deliver written notice (the “Sale Notice”) to the LLC. The Sale Notice shall disclose in reasonable detail the number of Units to be Transferred, the terms and conditions of the proposed Transfer and the identity of the prospective purchasers. A Unitholder shall not consummate any Transfer until 50 days after the Sale Notice has been given to the LLC (the “Election Period”), unless the parties to the Transfer have been finally determined pursuant to this Section 9.1(d) prior to the expiration of such 50-day period. The date of the first to occur of such events is referred to herein as the “Authorization Date.” The LLC may elect to purchase all but not less than all of the Units to be Transferred upon the same terms and conditions as those set forth in the Sale Notice by delivering a written notice of such election to the Transferring Unitholder within 20 days after the Sale Notice has been delivered to the LLC. If the LLC has not elected to purchase all of the Units specified in the Sale Notice, none of such Units will be purchased by the LLC and the Transferring Unitholder may Transfer the Units to the prospective purchasers specified in the Sale Notice, subject to the provisions of Section 9.1(b) above, at a price and on terms no more favorable to the transferee(s) thereof than specified in the Sale Notice during the 60-day period immediately following the Authorization Date. Any Units not transferred within such 60-day period shall be subject to the provisions of this Section 9.1(d) upon any subsequent Transfer. If the LLC has elected to purchase Units hereunder, the Transfer of such Units to the LLC shall be consummated as soon as practical after the delivery of the election notice(s) to the Transferring Unitholder, but in any event within 15 days after the expiration of the Election Period. The LLC may pay for the Units by delivery of a cashier’s check or wire transfer of immediately available funds unless the Sales Notice provided for installment payments. The purchasers of Units under this Section 9.1(d) shall be entitled to receive customary representations and warranties from the Transferring Unitholder regarding due authorization, execution and delivery, organization and good standing, title and absence of Liens.

(e)     Any Unitholder may Transfer any interest in any of its Units to any Permitted Transferee provided that the Board, in its sole discretion, may prevent any such Transfer to a Permitted Transferee if such Transfer would cause the LLC not to be treated as a partnership for U.S. federal income tax purposes as described in Section 9.5 or such Units represent Restricted Profits Interests, the Transfer of which may be limited by the Board to ensure their continuing qualification as “profits interests” under the Code.

(f)     Notwithstanding Section 9.1(d), if there is an actual or proposed involuntary Transfer of Units held by either of the LLC’s Founding Members or the CEO, whether by court order or otherwise, pursuant to a divorce decree or proceeding, or a Unitholder or proposed transferee of Units ceases to be a member of a Founding Member’s or the LLC’s CEO’s Family Group as a result of a divorce, then, in any of such circumstances, the continuing Founding Member or CEO, as applicable, or the transferee (or proposed transferee) must give the LLC written notice of such Transfer or proposed Transfer and must not sell, assign, Transfer, pledge, encumber or otherwise dispose of any such Units without first offering all of such Units for sale to the related or formerly related Founding Member or CEO. If no written notice is given, the LLC shall be deemed to have received such notice when the LLC first has actual knowledge of any actual or proposed involuntary Transfer. In the case of an involuntary Transfer to the spouse or former spouse of a Founding Member or the CEO as a result of a divorce or similar proceeding, or upon a Unitholder ceasing to be a member of a Founding Member’s or CEO’s Family Group, the Founding Member or CEO whose spouse or former spouse owns, or purports to own, Units shall have the first option to acquire any or all of the Units held by such Person’s spouse or former spouse in the same manner as provided in Section 9.1(d) with respect to the LLC’s option, except if there is no third party valuation of the Units, they may be acquired for their Fair Market Value pursuant to this Section 9.1(f). If such Unitholder whose spouse or former spouse holds Units fails to purchase or give notice of such Unitholder’s intent to purchase all of the Units held by his or her spouse or former spouse, the LLC will then have the right to purchase such Units pursuant to Section 9.1(d). If neither the Founding Members nor CEO, as applicable, or the LLC acquire the Units held by a spouse or former spouse of a Founding Member or CEO pursuant to this Section 9.1(f), any Units that are held by or otherwise Transferred to such spouse or former spouse, whether by court order or otherwise, shall immediately become non-voting Units for all purposes of this Agreement.

9.2     Tag-Along Rights with Majority Members. At least 30 days prior to any Transfer of any Units held by Majority Members (other than to a Permitted Transferee or in a Public Sale), the Majority Members shall deliver a written notice (the “Tag-Along Notice”) to the LLC and the other Unitholders holding the same class of Units proposed to be Transferred by the Majority Members (the “Other Unitholders”), specifying in reasonable detail the identity of the prospective transferee(s), the number and class of Units to be transferred by the Majority Members and the terms and conditions of the Transfer. With respect to the same class of Units proposed to be Transferred by the Majority Members, the Other Unitholders may elect to participate in the contemplated Transfer at the same price per Unit and on the same terms by delivering written notice to the Majority Members within 30 days after delivery of the Tag-Along Notice. If any Other Unitholders have elected to participate in such Transfer, the Majority Members and such Other Unitholders shall be entitled to sell in the contemplated Transfer, at the same price and on the same terms, a number of Units equal to the product of (i) the quotient determined by dividing the percentage of Units owned by such Unitholder by the aggregate percentage of Units owned by such Majority Members and the Other Unitholders participating in such sale and (ii) the number of Units to be sold in the contemplated Transfer.

For example, if the Tag-Along Notice contemplated a sale of 100 Units by the Majority Members, and if the Majority Members at such time own 30% of all Units and if one Other Unitholder elects to participate and owns 20% of all Units, the Majority Members would be entitled to sell 60 Units (30% ÷ 50% x 100 Units) and the Other Unitholder would be entitled to sell 40 Units (20% ÷ 50% x 100 Units).

The Majority Members shall use their best efforts to obtain the agreement of the prospective transferee(s) to the participation of the Other Unitholders in any contemplated Transfer, and the Majority Members shall not Transfer any of their Units to any prospective transferee if such prospective transferee(s) declines to allow the participation of the Other Unitholders unless the Majority Members otherwise agree to purchase the Units held by such Other Unitholders. Each Unitholder transferring Units pursuant to this Section 9.2 shall pay its pro rata share (based on the number of Units to be sold) of the expenses incurred by the Unitholders in connection with such Transfer and shall be obligated to join on a pro rata basis (based on the number of Units to be sold) in any indemnification or other obligations that the Majority Members agree to provide in connection with such Transfer (other than any such obligations that relate specifically to a particular Unitholder such as indemnification with respect to representations and warranties given by a Unitholder regarding such Unitholder’s title to and ownership of Units); provided that no Unitholder shall be obligated in connection with such Transfer to agree to indemnify or hold harmless the transferees with respect to an amount in excess of the net cash proceeds paid to such Unitholder in connection with such Transfer.

9.3      Approved Sale of the LLC; Drag-Along.

(a)     At any time after the execution of this Agreement, if the Majority Members approve a Sale of the LLC to any other Person or Persons (an “Approved Sale”), each Member shall vote for, consent to and raise no objections against such Approved Sale. If the Approved Sale is structured as a (i) merger or consolidation, each Member holding Units shall waive any dissenters rights, appraisal rights or similar rights in connection with such merger or consolidation or (ii) sale of Units, each holder of Units shall agree to sell all of his or its Units and rights to acquire Units on the terms and conditions approved by the Majority Members as described above. Each Member holding Units shall be obligated to execute any sale agreement or other agreement setting forth the terms of the Approved Sale as requested by the Majority Members and join on a pro rata basis (based on the number of Units to be sold) in any indemnification or other obligations that the Majority Members agree to provide in connection with such Approved Sale (other than any such obligations that relate specifically to a particular Unitholder such as indemnification with respect to representations and warranties given by a Unitholder regarding such Unitholder’s title to and ownership of Units); provided that no Unitholder shall be obligated in connection with such Approved Sale to agree to indemnify or hold harmless the transferees with respect to an amount in excess of the net cash proceeds paid to such Unitholder in connection with such Approved Sale. Each Member holding Units shall take all necessary or desirable actions in connection with the consummation of the Approved Sale as requested by the Majority Members as described above, including, cooperating with the LLC in the filing of any election, certificate, form or other document intended to secure corporate tax status for the LLC (including Form 8832 pursuant to Treasury Regulation Section 301.7701-3(c) and any corresponding state form, if required). In connection with any Approved Sale, the LLC shall reimburse the Members for their reasonable and documented out-of-pocket fees and expenses incurred in connection with such Approved Sale; provided that the LLC shall only pay for the fees and expenses of one law firm and one accounting firm in connection with an Approved Sale, which shall be selected by the Majority Members.

(b)     The obligations of the Members holding Units with respect to the Approved Sale are subject to the satisfaction of the following conditions: (i) in the case of a sale of a majority of the LLC’s outstanding Units, all Members shall participate pro rata in such sale based on the relative number of Units owned by each such Member compared to the aggregate number of all Units then outstanding; (ii) if any Member holding Units is given an option as to the form and amount of consideration to be received, each Member holding Units of the same class of Units shall be given the same option, provided that this provision shall not apply to employees of the LLC or any Subsidiary who by the terms of the Approved Sale are required to exchange their Units into an ownership interest in the acquiring Person or an Affiliate of such acquiring Person; and (iii) each Member holding then currently exercisable rights to acquire Units shall be given an opportunity to either (A) exercise such rights prior to the consummation of the Approved Sale and participate in such sale as Members holding such Units or (B) upon the consummation of the Approved Sale, receive in exchange for such rights consideration equal to the amount determined by multiplying (1) the same amount of consideration per Unit received by Members holding such class of Units in connection with the Approved Sale less the exercise price per Unit of such class of Units of such rights to acquire such class of Units by (2) the number of Units of such class of Units represented by such rights.

9.4      Effect of Assignment.

(a)     Any Unitholder who shall assign any Units or other interest in the LLC shall cease to be a Unitholder of the LLC with respect to such Units or other interest and shall no longer have any rights or privileges of a Member or Unitholder with respect to such Units or other interest.

(b)     Any Person who acquires in any manner whatsoever any Units or other interest in the LLC, including, without limitation, a Restricted Profits Interest, irrespective of whether such Person has accepted and adopted in writing the terms and provisions of this Agreement, shall be deemed by the acceptance of the benefits of the acquisition thereof to have agreed to be subject to and bound by all of the terms and conditions of this Agreement that any predecessor in such Units or other interest in the LLC of such Person was subject to or by which such predecessor was bound.

9.5     Restriction on Transfer. In order to permit the LLC to avoid classification as a “publicly traded partnership” under Code Section 7704, notwithstanding anything to the contrary in this Agreement, no Transfer of any Unit or economic interest shall be permitted or recognized by the LLC or the Board that would be considered trading on an established securities market, a secondary market or the substantial equivalent thereof (within the meaning of Treasury Regulation Section 1.7704-1(d)) unless such Transfer would in the opinion of counsel cause the LLC to qualify for an exemption from such classification pursuant to Treasury Regulation Section 1.7704-1(e), (f), (g) or (j), or any other provision of such Treasury Regulations. The Board is authorized to adopt a trading system that meets the criteria of such Treasury Regulations without obtaining any further consent from Unitholders or Members.

9.6     Transfer Fees and Expenses. The transferor and transferee of any Units or other interests in the LLC shall be jointly and severally obligated to reimburse the LLC for all reasonable expenses (including attorneys’ fees and expenses) of any Transfer or proposed Transfer (other than in connection with an Approved Sale), whether or not consummated.

9.7     Void Transfers. Any Transfer by any Member or Unitholder of any Units or other interests in the LLC in contravention of this Agreement (including the failure of the transferee to execute a Joinder Agreement in accordance with Section 9.1(b)) or which would cause the LLC to not be treated as a partnership for U.S. federal income tax purposes shall be void and ineffectual and shall not bind or be recognized by the LLC or any other party. No purported assignee in a Transfer described in the preceding sentence shall have any right to any Profits, Losses or Distributions of the LLC.

ARTICLE X

ADMISSION OF MEMBERS

10.1     Substituted Members. In connection with the Transfer of an LLC Interest of a Unitholder permitted under the terms of this Agreement including Article IX and the other Transaction Documents, the transferee shall become a Substituted Member on the effective date of such Transfer, which effective date shall not be earlier than the date of compliance with or waiver of the conditions to such Transfer (unless one of the conditions to such Transfer is that Board or Member consent is required for the admission of such transferee, in which case such consent must first be obtained), including executing a Joinder Agreement in order to become a party to this Agreement and counterparts of any of the other Transaction Documents to which the transferor Unitholder was a party, and such admission shall be shown on the books and records of the LLC.

10.2     Additional Members. A Person may be admitted to the LLC as an Additional Member only as contemplated under Article III and in compliance with Section 5.1, and only upon furnishing to the Board (a) a letter of acceptance, in form satisfactory to the Board which may be in the form of a Joinder Agreement, of all the terms and conditions of this Agreement, including the power of attorney granted in Section 14.1, and (b) such other documents or instruments as may be necessary or appropriate to effect such Person’s admission as a Member (including all applicable Transaction Documents). Such admission shall become effective on the date on which the Board determines in its sole discretion that such conditions have been satisfied and when any such admission is shown on the books and records of the LLC.

10.3     Optionholders. No Person that holds securities (including options, warrants or rights) exercisable, exchangeable or convertible into Units shall have any rights with respect to such Units until such Person is actually issued Units upon such exercise, exchange or conversion and, if such Person is not then a Member, is admitted as a Member pursuant to Section 10.2.

ARTICLE XI

WITHDRAWAL AND RESIGNATION OF UNITHOLDERS

11.1     Withdrawal and Resignation of Unitholders. No Unitholder shall have the power or right to withdraw or otherwise resign or be expelled from the LLC prior to the dissolution and winding up of the LLC pursuant to Article XII, except as otherwise expressly permitted by this Agreement or any of the other agreements contemplated hereby. Notwithstanding that payment on account of a withdrawal may be made after the effective time of such withdrawal, any completely withdrawing Unitholder will not be considered a Unitholder for any purpose after the effective time of such complete withdrawal, and, in the case of a partial withdrawal, such Unitholder’s Capital Account (and corresponding voting and other rights) shall be reduced for all other purposes hereunder upon the effective time of such partial withdrawal.

11.2      Withdrawal of a Unitholder. No Unitholder shall have the power or right to withdraw or otherwise resign from the LLC except, simultaneous with the Transfer of all of a Unitholder’s Units in a Transfer permitted by this Agreement and, if such Transfer is to a Person that is not a Unitholder, the admission of such Person as a Member pursuant to Section 10.1.

ARTICLE XII

DISSOLUTION AND LIQUIDATION

12.1      Dissolution. The LLC shall not be dissolved by the admission of Additional Members or Substituted Members. The LLC shall dissolve, and its affairs shall be wound up upon the first to occur of the following:

(a)     at any time by the consent of the Board, in its sole and absolute discretion; or

(b)     upon the entry of a decree of judicial dissolution under Section 18-802 of the Delaware Act.

Except as otherwise set forth in this Article XII, the LLC is intended to have perpetual existence. An Event of Withdrawal shall not cause a dissolution of the LLC and the LLC shall continue in existence subject to the terms and conditions of this Agreement.

12.2      Liquidation and Termination. On dissolution of the LLC, the Board shall act as liquidator or may appoint one or more representatives or Members as liquidator. The liquidators shall proceed diligently to wind up the affairs of the LLC, sell all or any portion of the LLC assets for cash or cash equivalents as they deem appropriate, and make final distributions as provided herein and in the Delaware Act. The costs of liquidation shall be borne as an LLC expense. Until final distribution, the liquidators shall continue to operate the LLC properties with all of the power and authority of the Board. The steps to be accomplished by the liquidators are as follows:

(a)     the liquidators shall pay, satisfy or discharge from LLC funds all of the debts, liabilities and obligations of the LLC (including all expenses incurred in liquidation) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash fund for contingent liabilities in such amount and for such term as the liquidators may reasonably determine);

(b)     as promptly as practicable after dissolution, the liquidators shall (i) determine the Fair Market Value (the “Liquidation FMV”) of the LLC’s remaining assets (the “Liquidation Assets”) in accordance with Article XIII, and after a final determination of Fair Market Value, (ii) determine the amounts to be distributed to each Unitholder in accordance with the terms of such Units and (iii) deliver to each Unitholder a statement (the “Liquidation Statement”) setting forth the Liquidation FMV and the amounts and recipients of such Distributions;

(c)     as soon as the Liquidation FMV and the proper amounts of Distributions have been determined in accordance with paragraph (b) above and Article XIII, the liquidators shall promptly distribute the LLC’s Liquidation Assets to the Unitholders (i) in accordance with each Unitholder’s positive balance in their Section 704(b) Capital Account (after adjustments for Profits and Losses arising or deemed arising by reason of the liquidation and any allowable revaluation to Section 704(b) Capital Accounts of holders of Restricted Profits Interests as contemplated by Section 3.5(a)) if the LLC is then taxable as a partnership, or, (ii) if the LLC is taxable as a corporation, pursuant to Section 4.1(a). Any non-cash Liquidation Assets will first be written up or down to their Fair Market Value, thus creating Profit or Loss (if any), which shall be allocated in accordance with Sections 4.2 and 4.3 in order to determine each Unitholders resulting Capital Account. In making such Distributions, the liquidators shall allocate each type of Liquidation Assets (i.e., cash, cash equivalents, securities, etc.) among the Unitholders ratably based upon the aggregate amounts to be distributed with respect to the Units held by each such holder. Any such distributions in kind shall be subject to (x) such conditions relating to the disposition and management of such assets as the liquidators deem reasonable and equitable and (y) the terms and conditions of any agreement governing such assets (or the operation thereof or the holders thereof) at such time.

The Distribution of cash and/or property to a Unitholder in accordance with the provisions of this Section 12.2 constitutes a complete return to the Unitholder of its Capital Contributions and a complete Distribution to the Unitholder with respect to its interests in the LLC and all the LLC’s property and constitutes a compromise to which all Unitholders have consented within the meaning of the Delaware Act. To the extent that a Unitholder returns funds to the LLC, it has no claim against any other Unitholder for those funds.

12.3     Cancellation of Certificate. On completion of the Distribution of LLC Liquidation Assets as provided herein, the LLC shall be terminated (and the LLC shall not be terminated prior to such time), and the Board (or such other Person or Persons as the Delaware Act may require or permit) shall file a certificate of cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to this Agreement that are or should be canceled and take such other actions as may be necessary to terminate the LLC. The LLC shall be deemed to continue in existence for all purposes of this Agreement until it is terminated pursuant to this Section 12.3.

12.4     Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the LLC and the liquidation of its assets pursuant to Section 12.2 in order to minimize any Losses otherwise attendant upon such winding up.

12.5     Return of Capital. The liquidators, in their individual capacity (as distinct from their capacity as a Unitholder, if applicable) shall not be personally liable for the return of Capital Contributions or any portion thereof to the Unitholders (it being understood that any such return shall be made solely from LLC assets).

ARTICLE XIII

VALUATION

13.1     Determination. Subject to Section 13.2, the Fair Market Value of the assets of the LLC or of a LLC Interest or Units will be determined by the Board (or, if pursuant to Section 12.2, the liquidators) in its good faith judgment in such manner as its deems reasonable and using all factors, information and data deemed to be pertinent.

13.2     Fair Market Value. “Fair Market Value” of (i) a specific LLC asset, will mean the amount which the LLC would receive in an all-cash sale of such asset (free and clear of all Liens and after payment of all liabilities secured only by such asset) in an arms-length transaction with an unaffiliated third party consummated on the day immediately preceding the date on which the event occurred which necessitated the determination of the Fair Market Value (and after giving effect to any transfer taxes payable in connection with such sale); and (ii) the LLC, will mean the amount which the LLC would receive in an all-cash sale of all of its assets and businesses as a going concern (free and clear of all Liens and after payment of indebtedness for borrowed money) in an arm’s-length transaction with an unaffiliated third party consummated on the day immediately preceding the date on which the event occurred which necessitated the determination of the Fair Market Value (assuming that all of the proceeds from such sale were paid directly to the LLC other than an amount of such proceeds necessary to pay transfer taxes payable in connection with such sale, which amount will not be received or deemed received by the LLC). After a determination of the Fair Market Value of the LLC is made as provided above, the Fair Market Value of a Unit will be determined by making a calculation reflecting the cash distributions which would be made to the Unitholders in accordance with this Agreement in respect of such Unit if the LLC were deemed to have received such Fair Market Value in cash and then distributed the same to the Unitholders in accordance with Section 4.1(a) of this Agreement after payment to all of the LLC’s creditors from such cash receipts other than payments to creditors who hold evidence of indebtedness for borrowed money, the payment of which is already reflected in the calculation of the Fair Market Value of the LLC and assuming that all of the Convertible Securities were repaid or converted (whichever yields more cash to the holders of such Convertible Securities) and all options to acquire Units (whether or not currently exercisable) that have an exercise price below the Fair Market Value of such Units were exercised and the exercise price therefor paid. Except as otherwise provided herein or in any agreement, document or instrument contemplated hereby, any amount to be paid under this Agreement by reference to the Fair Market Value shall be paid in full in cash, and any Unit being transferred in exchange therefor will be transferred free and clear of all Liens.

ARTICLE XIV

GENERAL PROVISIONS

14.1       Power of Attorney.

(a)     Each Unitholder hereby constitutes and appoints the Board, including any Director or Directors so designated by the Board, to exercise this power and the liquidators, with full power of substitution, as his or its true and lawful agent and attorney-in-fact, with full power and authority in his or its name, place and stead, to execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) this Agreement, all certificates and other instruments and all amendments thereof in accordance with the terms hereof which the Board deems appropriate or necessary to form, qualify or continue the qualification of, the LLC as a limited liability company in the State of Delaware and in all other jurisdictions in which the LLC may conduct business or own property; (B) all instruments which the Board deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (C) all conveyances and other instruments or documents which the Board deems appropriate or necessary to reflect the dissolution and liquidation of the LLC pursuant to the terms of this Agreement, including a certificate of cancellation; and (D) all instruments relating to the admission, withdrawal or substitution of any Unitholder pursuant to Article X or XI.

(b)     The foregoing power of attorney is irrevocable and coupled with an interest, and shall survive the death, disability, incapacity, dissolution, bankruptcy, insolvency or termination of any Unitholder and the Transfer of all or any portion of his, her or its LLC Interest and Units and shall extend to such Unitholder’s heirs, successors, assigns and personal representatives.

14.2      Amendments. This Agreement may be amended from time to time with the approval of Unitholders holding a Required Interest, except that Articles III and IV, Sections 6.1 and 6.7 and this proviso may be amended only by Unitholders holding 70% or more of the Fully Diluted Units; provided that no amendment or modification pursuant to this Section 14.2 that would materially and adversely affect any Units in a manner different than other Units shall be effective against the holders of such class of Units without the prior written consent of holders of at least a majority of Units of such class so materially adversely affected thereby; and provided further that no amendment or modification pursuant to this Section 14.2 that would affect the rights of a Member or group of Members specifically granted such rights by name shall be made without that Member’s (or a majority of that group of Members’) consent.

14.3      Title to LLC Assets. LLC assets shall be deemed to be owned by the LLC as an entity, and no Unitholder, individually or collectively, shall have any ownership interest in such LLC assets or any portion thereof. Legal title to any or all LLC assets may be held in the name of the LLC or one or more nominees, as the Board may determine. The Board hereby declares and warrants that any LLC assets for which legal title is held in its name or the name of any nominee shall be held in trust by the Board or such nominee for the use and benefit of the LLC in accordance with the provisions of this Agreement. All LLC assets shall be recorded as the property of the LLC on its books and records, irrespective of the name in which legal title to such LLC assets is held.

14.4      Remedies. Each Unitholder and the LLC shall have all rights and remedies set forth in this Agreement and all rights and remedies which such Person has been granted at any time under any other agreement or contract and all of the rights which such Person has under any law. Any Person having any rights under any provision of this Agreement or any other agreements contemplated hereby shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

14.5     Attorneys’ Fees. In the event that any dispute between the LLC and the Unitholders or among the Unitholders should result in litigation or arbitration, the prevailing party in such dispute will be entitled to recover from the other party all reasonable fees, costs and expenses of enforcing any right of the prevailing party, including, without limitation, reasonable attorneys’ fees and expenses.

14.6     Group Ownership of Units. A Member’s LLC Interests and Units may be held jointly by a husband and wife as community property, or by husband and wife or by unrelated Persons as joint tenants or tenants in common, as shown on the signature page for this Agreement, the subscription agreement, the Joinder Agreement or in the LLC’s books and records. In any multiple ownership case, the Member’s Units will be considered to be held by the Persons collectively as one Member, and the LLC will be entitled to consider any notice, vote, check, or similar document signed by any one of the Persons in the ownership group to bind all Persons in the group.

14.7     Successors and Assigns. All covenants and agreements contained in this Agreement shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns, whether so expressed or not.

14.8     Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

14.9     Counterparts. This Agreement may be executed simultaneously in two or more separate counterparts (including through Joinder Agreements), any one of which need not contain the signatures of more than one party, but each of which will be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto.

14.10     Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Without limiting the generality of the immediately preceding sentence, no amendment or other modification to any agreement, document or instrument that requires the consent of any Person pursuant to the terms of this Agreement or any other agreement will be given effect hereunder unless such Person has consented in writing to such amendment or modification. Wherever required by the context, references to a Fiscal Year shall refer to a portion thereof. The use of the words “or,” “either,” and “any” shall not be exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict.

14.11     Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any dispute relating hereto shall be heard in the state or federal courts of Delaware, and the parties agree to jurisdiction and venue therein.

14.12     Addresses and Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given or made when (a) delivered personally to the recipient, (b) telecopied or emailed to the recipient (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if telecopied or emailed before 5:00 p.m. Central Standard Time on a business day, and otherwise on the next business day or (c) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid). Such notices, demands, and other communications shall be sent to the address for such recipient set forth in the LLC’s books and records, or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Any notice to the Board or the LLC shall be deemed given if received by the Board at the principal office of the LLC designated pursuant to Section 2.7.

14.13     Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the LLC or any of its Affiliates, and no creditor who makes a loan to the LLC or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the LLC in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in LLC Profits, Losses, Distributions, capital or property other than as a secured creditor.

14.14     Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

14.15     Further Action. The parties shall execute and deliver all documents, provide all information, and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.

14.16     Offset. Whenever the LLC is to pay any sum to any Unitholder or any Affiliate or related person thereof, any amounts that such Unitholder or such Affiliate or related person owes to the LLC may be deducted from that sum before payment.

14.17     Entire Agreement. This Agreement, those documents expressly referred to herein, the other documents of even date herewith and the other Transaction Documents embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

14.18     Delivery by Facsimile. This Agreement, the agreements referred to herein and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall reexecute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

14.19     Survival. Sections 4.5, 5.7, 5.8, 6.1, 6.5 and 6.7 shall survive and continue in full force in accordance with its terms notwithstanding any termination of this Agreement or the dissolution of the LLC.

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[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Third Amended and Restated Limited Liability Company Agreement to be effective as of the date first written above.

THE LLC: ST. RENATUS, LLC

By:	/s/ Steven T. Merrick
Name:	Steven T. Merrick
Its:	Chief Executive Officer

UNITHOLDERS:

The undersigned Director of the Company hereby executes this Agreement on behalf of all Unitholders identified in the LLC’s books and records pursuant to the Power of Attorney set forth in Section 14.1.

By:	/s/ Brent M.T. Keele
Name:	Brent M.T. Keele
Director

[Signature Page to St. Renatus, LLC
Third Amended and Restated Limited Liability Company Agreement]